Exhibit 2.1

Execution Version

AGREEMENT and plan of Merger

by and among

Plains PIPELINE, L.P.,

a Texas limited partnership,

Plains Marketing, L.P.,

a Texas limited partnership,

ORYX MIDSTREAM HOLDINGS LLC,

a Delaware limited liability company,

MIDDLE CADENCE HOLDINGS LLC,

a Delaware limited liability company,

POP HOLDCO LLC,

a Delaware limited liability company,

ORYX WINK OIL MARKETING LLC,

a Delaware limited liability company,

ORYX PERMIAN OIL MARKETING LLC,

a Delaware limited liability company,

PLAINS ORYX PERMIAN BASIN LLC,

a Delaware limited liability company,

Plains Oryx Permian BASIN Marketing LLC,

a Texas limited liability company,

and

Plains Oryx Permian BASIN Pipeline LLC,

a Texas limited liability company

Dated as of July 12, 2021

Table of Contents

Article 1 DEFINITIONS		2
1.1	Defined Terms	2
1.2	Interpretation and Construction	15
Article 2 MERGERS AND CONTRIBUTIONs		16
2.1	The Mergers and Contributions	16
2.2	Effective Time and Effects of the Mergers and Contributions	17
2.3	Effect of the Mergers on Equity Interests	17
2.4	Organizational Documents	18
2.5	Taking of Necessary Action; Further Action	18
Article 3 CLOSING		18
3.1	Closing	18
3.2	Closing Deliveries by Plains Parents	18
3.3	Closing Deliveries by the Oryx Parties	20
3.4	Closing Deliveries by the Company	21
3.5	Post-Closing Adjustments	22
Article 4 REPRESENTATIONS AND WARRANTIES OF PLAINs parentS		25
4.1	Plains Parties	25
4.2	Organizational Documents	26
4.3	Authority	26
4.4	No Conflict	26
4.5	Consents and Approvals	27
4.6	Brokerage Fees	27
4.7	Financial Statements	27
4.8	Compliance with Laws; Legal Proceedings	27
4.9	Permits	28
4.10	Title to Properties and Assets	28
4.11	Taxes	29
4.12	Employee and Benefits Matters	29
4.13	Material Contracts	30
4.14	Environmental Matters	31
4.15	Joint Ventures	32
4.16	Trading Activities	33
4.17	Independent Investigation	33
4.18	Disclaimer	33
Article 5 REPRESENTATIONS AND WARRANTIES OF middle cadence		34
5.1	Organization of Middle Cadence, Oryx and Oryx Holdings	34
5.2	Oryx Group	34
5.3	Organizational Documents	35
5.4	Authority	35
5.5	No Conflict	35

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5.6	Consents and Approvals	36
5.7	Brokerage Fees	36
5.8	Financial Statements	36
5.9	Compliance with Laws; Legal Proceedings	36
5.10	Permits	37
5.11	Title to Properties and Assets	37
5.12	Taxes	38
5.13	Employee and Benefits Matters	38
5.14	Material Contracts	39
5.15	Environmental Matters	41
5.16	Joint Ventures	41
5.17	Financing; Commitment Letter	42
5.18	Trading Activities	43
5.19	Independent Investigation	43
5.20	Disclaimer	43
Article 6 COVENANTS AND AGREEMENTS		44
6.1	Plains Conduct of Business Pending the Mergers	44
6.2	Oryx Conduct of Business Pending the Mergers	46
6.3	Notification of Certain Events	48
6.4	Regulatory and Other Approvals	49
6.5	Access	50
6.6	Consents	51
6.7	Confidentiality Agreement	51
6.8	Public Announcements	52
6.9	Party Marks	52
6.10	Divisive Merger Agreement Schedule Updates	52
6.11	Property Taxes	52
6.12	Tax Treatment	52
6.13	Allocation of Asset Value	53
6.14	WARN Obligations	53
6.15	Financing Cooperation	54
6.16	Financing Efforts	55
6.17	Financial Statement Assistance	56
Article 7 CONDITIONS PRECEDENT		57
7.1	Conditions to Each Party’s Obligations to Consummate the Mergers	57
7.2	Conditions to Obligations of the Plains Parents and the Company to Consummate the Mergers	57
7.3	Conditions to Obligations of Oryx to Consummate the Mergers	58
Article 8 TERMINATION		59
8.1	Termination	59
Article 9 MISCELLANEOUS		59
9.1	Survival	59
9.2	Disclosure Schedules	60

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9.3	Notices	61
9.4	Entire Agreement	61
9.5	Amendment and Waiver	61
9.6	Binding Effect; Assignment; No Third Party Benefit	62
9.7	Severability	62
9.8	Governing Law; Consent To Jurisdiction; Waiver of Jury Trial	62
9.9	Expenses	63
9.10	Transfer Taxes	64
9.11	Further Assurances	64
9.12	Specific Performance	64
9.13	Waiver of Punitive and Other Damages	64
9.14	Counterparts	64
9.15	Liability to Financing Sources	64

EXHIBIT A-1	-	Form of Plains Marketing Divisive Merger Agreement
EXHIBIT A-2	-	Form of Plains Pipeline Divisive Merger Agreement
EXHIBIT B	-	Form of Contribution Agreement
EXHIBIT C-1	-	Material Terms of Company LLC Agreement
EXHIBIT C-2	-	Form of Company LLC Agreement
EXHIBIT D	-	Form of Operating and Administrative Services Agreement
EXHIBIT E	-	Form of Marketing Services Agreement
EXHIBIT F	-	Form of Crude Oil Buy/Sell Contract
EXHIBIT G-1	-	Form of McCamey Capacity Lease
EXHIBIT G-2	-	Form of Basin Capacity Lease
EXHIBIT G-3	-	Form of Crude Oil Storage and Contango Agreement
EXHIBIT H	-	Form of Assignment of Crude Petroleum Purchase Contracts
EXHIBIT I-1	-	Form of Interruptible Crude Oil Storage Agreement
EXHIBIT I-2	-	Form of Spraberry Gathering Pipeline Capacity Lease
EXHIBIT J-1	-	Oryx Closing Working Capital Calculations
EXHIBIT J-2	-	Plains Closing Working Capital Calculations
EXHIBIT K	-	Allocation of Asset Value
EXHIBIT L	-	Termination Provisions

ORYX DISCLOSURE SCHEDULES
SCHEDULE 1.1	-	Oryx Joint Venture
SCHEDULE 3.3(f)	-	Oryx Required Consents
SCHEDULE 5.2(c)	-	Oryx Subsidiaries
SCHEDULE 5.8(a)	-	Oryx Financial Statements
SCHEDULE 5.11(a)	-	Major Pipeline and Gathering Systems Included in the Oryx Permian Assets
SCHEDULE 5.14(a)	-	Oryx Material Contracts
SCHEDULE 5.14(e)	-	Oryx Capital Projects
SCHEDULE 5.16(b)	-	Oryx Joint Venture Interests
SCHEDULE 6.2	-	Oryx Conduct of Business Pending the Mergers
SCHEDULE 9.9	-	Oryx Wind Up Costs

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PLAINS DISCLOSURE SCHEDULES

SCHEDULE 1.1	-	Plains Joint Venture
SCHEDULE 3.2(l)	-	Plains Required Consents
SCHEDULE 4.1(d)	-	Plains Subsidiaries
SCHEDULE 4.7(a)	-	Plains Financial Statements
SCHEDULE 4.10(a)	-	Major Pipeline and Gathering Systems Included in the Plains
Permian Assets
SCHEDULE 4.13(a)	-	Plains Material Contracts
SCHEDULE 4.13(d)	-	Plains Marketing Contracts
SCHEDULE 4.13(e)	-	Plains Capital Projects
SCHEDULE 4.15(b)	-	Plains Joint Venture Interests
SCHEDULE 6.1	-	Plains Conduct of Business Pending the Mergers

-iv-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is entered into on July 12, 2021 (the “Signing Date”), by and among Plains Pipeline, L.P., a Texas limited partnership (“PPLP”), Plains Marketing, L.P., a Texas limited partnership (“PMLP”), Middle Cadence Holdings LLC, a Delaware limited liability company (“Middle Cadence”), Oryx Midstream Holdings LLC, a Delaware limited liability company (“Oryx”), POP HoldCo LLC, a Delaware limited liability company (“Oryx Holdings”), Oryx Wink Oil Marketing LLC, a Delaware limited liability company (“Oryx Wink Marketing”), Oryx Permian Oil Marketing LLC, a Delaware limited liability company (“Oryx Permian Marketing”), Plains Oryx Permian Basin LLC, a Delaware limited liability company (the “Company”), Plains Oryx Permian Basin Marketing LLC, a Texas limited liability company (the “POPB Marketing”), and Plains Oryx Permian Basin Pipeline LLC, a Texas limited liability company (the “POPB Pipeline”).

Recitals:

WHEREAS, PPLP owns 100% of the issued and outstanding limited liability company membership interests in the Company, which owns 100% of the issued and outstanding limited liability company membership interests in each of POPB Marketing and POPB Pipeline;

WHEREAS, prior to the Closing, PMLP and POPB Marketing intend to undertake a divisive merger pursuant to an Agreement and Plan of Merger in substantially the form attached hereto as Exhibit A-1 (the “Plains Marketing Divisive Merger Agreement”), pursuant to which the assets of PMLP and POPB Marketing will be allocated among such Plains Parties in the manner contemplated by the Plains Marketing Divisive Merger Agreement;

WHEREAS, prior to the Closing, PPLP and POPB Pipeline intend to undertake a divisive merger pursuant to an Agreement and Plan of Merger in substantially the form attached hereto as Exhibit A-2 (the “Plains Pipeline Divisive Merger Agreement” and together with the Plains Marketing Divisive Merger Agreement, the “Divisive Merger Agreements”), pursuant to which the assets of PPLP and POPB Pipeline will be allocated among such Plains Parties in the manner contemplated by the Plains Pipeline Divisive Merger Agreement;

WHEREAS, Middle Cadence owns 100% of the issued and outstanding limited liability company membership interests in each of Oryx and Oryx Holdings;

WHEREAS, Oryx owns 100% of the issued and outstanding limited liability company membership interests in Oryx Wink Marketing, Oryx Permian Marketing, Oryx Wink Oil Pipeline LLC, a Delaware limited liability company, Oryx Permian Oil Transport LLC, a Delaware limited liability company and OMOG JV Holdings LLC, a Delaware limited liability company (“OMOG JV LLC”);

WHEREAS, as of the Signing Date, Cadence Services LLC (“Oryx Employer”), Plains All American GP LLC (“Plains Employer”) and POPB Pipeline have entered into that certain Employee Matters Agreement effective as of the Signing Date in a form approved by PPLP and Oryx (the “Employee Matters Agreement”);

WHEREAS, at or prior to the Closing, Middle Cadence intends to contribute 100% of the issued and outstanding limited liability company membership interests of Oryx to Oryx Holdings pursuant to a Contribution Agreement, substantially in the form attached as Exhibit B (the “Middle Cadence Contribution Agreement”);

WHEREAS, pursuant to the terms and conditions of this Agreement, in connection with the Closing, Oryx Wink Marketing and Oryx Permian Marketing intend to merge with and into POPB Marketing, with POPB Marketing surviving such merger as a wholly owned subsidiary of the Company;

WHEREAS, pursuant to the terms and conditions of this Agreement, in connection with the Closing, Oryx Holdings intends to contribute Oryx to POPB Pipeline pursuant to a Contribution Agreement, substantially in the form attached hereto as Exhibit B (the “Oryx Holdings Contribution Agreement”), following which all of the members of the Oryx Group that own or control any pipelines, gathering systems or related assets will be owned, directly or indirectly, by POPB Pipeline; and

WHEREAS, immediately following the Effective Time, PPLP and Oryx Holdings will own the Membership Interests set forth opposite their names on Schedule 1 of the Company LLC Agreement.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

Article 1
DEFINITIONS

1.1              Defined Terms. As used in this Agreement, each of the following terms shall have the meaning given to it below:

“Affiliate” (and its correlative terms) means, with respect to a Person, any other Person Controlling, Controlled by or under common Control with the first Person. Solely for purposes of this Agreement (and not for purposes of any analysis under GAAP with respect to the consolidation of related entities), (a) Oryx, Plains Parents and their respective Affiliates (other than the Company, POPB Marketing and POPB Pipeline) shall be deemed not to be Affiliates of the Company, POPB Marketing and POPB Pipeline, (b) the Company, POPB Marketing and POPB Pipeline shall be deemed not to be Affiliates of Oryx, Plains Parents and their Affiliates (other than the Company, POPB Marketing and POPB Pipeline), (c) the portfolio companies (other than Oryx) of any private equity, infrastructure or other similar fund shall be deemed not to be Affiliates of Oryx or Plains Parents or to Control Oryx or Plains Parents, and (d) the holders of equity interests in PAA, or its general partner, and their respective Affiliates (other than the Plains Parents and any Person Controlled by or under common Control with the Plains Parents) shall not be considered Affiliates of PAA or Plains Parents.

“Agreement” means this Agreement and Plan of Merger, as the same may be amended or supplemented from time to time in accordance with its terms.

“Basin Capacity Lease” has the meaning set forth in Section 3.2(i).

“Business Day” means any day other than a Saturday, Sunday or legal holiday on which banks in Houston, Texas are authorized or obligated by Law to close.

“Buy/Sell Contract” has the meaning set forth in Section 3.2(g).

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” has the meaning set forth in the Preamble.

“Company Group” has the meaning set forth in Section 4.1(d).

“Company LLC Agreement” has the meaning set forth in Section 3.2(d).

“Company Parties” means the Company, POPB Marketing and POPB Pipeline.

“Condition Satisfaction Date” means the day on which the last of the conditions set forth in Article 7 (other than any such conditions which by their terms are not capable of being satisfied until the Closing) have been satisfied or, when permissible, waived.

“Confidentiality Agreement” has the meaning set forth in Section 6.7.

“Contemplated Transactions” means the transactions contemplated by this Agreement and the transactions contemplated by the other Transaction Documents that are contemplated to occur prior to or in connection with the Closing.

“Contract” means any written agreement, lease, license, note, evidence of indebtedness, mortgage, security agreement, understanding, instrument or other legally binding arrangement

“Control” (and its correlative terms) as to any Person means (a) the possession, directly or indirectly, of the right to more than 50% of the direct or indirect economic interest in the Outstanding Voting Securities of (i) in the case of a Person that is a publicly-traded master limited partnership, such Person or the general partner thereof or (ii) in all other instances, such Person and (b) the power or authority, directly or indirectly, through ownership of voting securities, by contract or otherwise, to direct the management, activities or policies of such Person (which, in the case of a publicly traded master limited partnership, means such power and authority with respect to the general partner thereof). For purposes of clause (a), with respect to a registered investment adviser, indirect possession of an economic interest in Outstanding Voting Securities includes any economic interest that is held by investment funds, parallel investment vehicles, co-investment vehicles or accounts advised or managed by such investment adviser or with respect to which such investment adviser holds the power and authority contemplated by clause (b).

“Covered Activities” means the gathering, transportation, stabilization, blending, purchasing, selling, storage and marketing of crude oil and condensate within the Permian Basin; provided, however, that such term shall not cover or include any such activities associated with any assets that will not, from and after Closing, be subject to the Area of Mutual Interest provisions contemplated under Section 8.02 of the Company LLC Agreement.

“Debt Commitment Letter” means the commitment letter dated as of the date hereof by and among the lenders party thereto (and any lenders who become party thereto by joinder in accordance with the terms thereof) and Oryx, as may be amended, supplemented, replaced, extended or otherwise modified from time to time after the date of this Agreement and in compliance with the terms hereof, pursuant to which the lenders thereunder have agreed, subject to the terms and conditions thereof, to provide the Debt Financing.

“Debt Financing” means the debt financing described in the Debt Commitment Letter, together with any Substitute Debt Financing.

“Disputed Amount” has the meaning set forth in Section 3.5(c).

“Divisive Merger Agreements” has the meaning set forth in the Recitals.

“DLLCA” has the meaning set forth in Section 2.1(a).

“Effective Time” has the meaning set forth in Section 2.2(b).

“Employee Matters Agreement” has the meaning set forth in the Recitals.

“Encumbrance” means any lien, charge, pledge, option, mortgage, deed of trust, security interest, restriction (whether on voting, sale, transfer, disposition or otherwise), easement, and other encumbrance of every type and description.

“Enforceability Limitations” has the meaning set forth in Section 4.3.

“Environmental Law” means any Law pertaining to pollution, protection of the environment, the preservation or restoration of environmental quality, the protection of natural resources, wildlife or environmentally sensitive areas, the remediation of contamination, or the generation, handling, treatment, storage, transportation or Release of Hazardous Materials, including the Clean Air Act, the Federal Water Pollution Control Act, the Oil Pollution Act of 1990, the Safe Drinking Water Act, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Hazardous and Solid Waste Amendments Act of 1984, the Toxic Substances Control Act, each as amended through the Signing Date, and comparable state and local counterparts; provided, however, that “Environmental Law” shall not include any Law relating to worker health or safety matters, in each case except to the extent related to human exposure to Hazardous Material.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any entity, trade or business that is under common control with such Person or any of its subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code or for purposes of Section 4001(b)(1) of ERISA, or that is a member of the same “controlled group” as such Person or any of its subsidiaries pursuant to Section 4001(a)(14) of ERISA.

“Estimated Oryx Closing Working Capital” has the meaning set forth in Section 3.5(a)(i).

“Estimated Plains Closing Working Capital” has the meaning set forth in Section 3.5(a)(ii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fee Letter” has the meaning set forth in Section 5.17(b).

“Financing Related Parties” means any former, current or future general or limited partners, stockholders, managers, members, agents, Representatives, Affiliates, successors or assigns of the Financing Sources.

“Financing Source” means each lender under the Debt Commitment Letter or financing provider under any Substitute Debt Financing and any agent, arranger, investor, potential lender, potential agent, potential arranger, potential investor, underwriter, initial purchaser and placement agent providing, or potentially providing or acting in connection with, any Debt Financing or Substitute Debt Financing, and any Affiliates and Representatives of any such Person.

“First Purchase Contract Assignment” has the meaning set forth in Section 3.2(k).

“First Purchase Contracts” means those contracts set forth on Exhibit A of the First Purchase Contract Assignment.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Approvals” means all consents, approvals, authorizations, licenses, orders and permits of, declarations, filings and registrations with and notifications to any Governmental Bodies that reasonably may be deemed necessary so that the consummation of the transactions contemplated hereby will be in compliance with applicable Laws.

“Governmental Body” means any (a) federal, state, local or municipal government, or (b) governmental or quasi-Governmental Body of any nature, including (i) any governmental agency, branch, department, official, or entity, (ii) any court, judicial authority or other tribunal and (iii) any arbitration body or tribunal.

“Hazardous Material” means any substances, materials or wastes listed, defined, designated or classified as a pollutant or contaminant or as hazardous, toxic or radioactive, or that are otherwise regulated as potentially harmful to human health or the environment under any Environmental Law, including oil and petroleum products, asbestos, polychlorinated biphenyls, per- and polyfluoroalkyl substances and urea formaldehyde.

“HSR Act” has the meaning set forth in Section 4.5.

“Indebtedness” means, without duplication, any (a) indebtedness for borrowed money, (b) obligations evidenced by bonds, debentures, note or other similar instruments, (c) swap, collar, cap or other Contracts the principal purpose of which is to benefit from, reduce or eliminate the risk of fluctuations in interest rates or currencies, (d) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities, other than trade payables, (e) capital lease obligations and (f) guaranty of any obligation described in the preceding clauses (a) through (e).

“Independent Accountants” means Ernst & Young LLP or if such firm is unwilling or unable to fulfill such role, (a) another independent certified public accounting firm in the United States of national reputation mutually acceptable to Oryx and PPLP or (b) if Oryx and PPLP are unable to agree upon another such firm within 10 Business Days after the end of the Resolution Period, then within an additional 10 Business Days, Oryx and PPLP shall each select one such firm, the names of such two firms shall be placed into a random drawing and a representative of Oryx shall randomly draw one such name in the presence of a representative of PPLP and such firm whose name was drawn shall then serve; provided, that if such firm is unwilling or unable to fulfill such role, the process described in this clause (b) shall be repeated until an independent certified public accounting firm in the United States of national reputation has been selected and has agreed to serve.

“Inside Date” means the date that is 15 Business Days after receipt by Oryx of the Plains Audited Financial Statements; provided, that, solely for purposes of “Inside Date,” no day throughout the period starting on August 23, 2021 and ending on September 6th, 2021 (inclusive) shall be considered a Business Day.

“Interim Period” means the period commencing on the Signing Date and ending upon the earlier to occur of the Closing or the termination of this Agreement in accordance with Section 8.1.

“Knowledge” means the actual knowledge after reasonable inquiry of such individuals’ direct reports who are likely to have knowledge of the matter(s) in question of (a) with respect to Oryx, Brett Wiggs, Karl Pfluger, Martin McHale, Robert Kimmel, Will Schleier, Zach Ennis and Karen Russell, and (b) with respect to the Plains Parents, Jeremy Goebel, Harry Pefanis, Stephen Reckling, Kevan Taylor, James Pinchback, Doug Kennedy, Russ Montgomery, Walter van Zanten, Jim Tillis, George Polydoros and Dwayne Koehn.

“Labor Organization” means any labor union, labor organization, works council, or similar representative of employees.

“Law” means any applicable statute, law (including common law), rule, regulation, ordinance, order, code, ruling, writ, injunction, judgment, settlement, decree or other official act or legally enforceable requirement of or by any Governmental Body.

“Loss” means losses, damages, liabilities, deficiencies, actions, judgments, injunctions, settlements, corrective capital or operating expenditures, claims, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder.

“Marketing Certificate of Merger” has the meaning set forth in Section 2.2(a).

“Marketing Conversion Certificates” has the meaning set forth in Section 2.1(a).

“Marketing Services Agreement” has the meaning set forth in Section 3.2(f).

“Marketing Sub Merger” has the meaning set forth in Section 2.1(b).

“Marketing Subsidiary” has the meaning set forth in Section 2.1(b).

“Marks” means any trade name, trademark, service mark or logo used by PPLP or Oryx, as applicable, or any of their respective subsidiaries or Affiliates, including the names “Plains,” “PAA,” “Oryx” or other similar identifiers, or constituting an abbreviation, derivation or extension thereof.

“Material Marketing Contract” means any contract to buy, sell or exchange crude oil or condensate in the Permian Basin, except for Excluded Barrels (as defined in the Buy/Sell Contract) and contracts included in either Section 4.13(a)(iv) or Section 5.14(a)(iv), that (a) have a term that extends at least one year past the Signing Date and (b) pursuant to which in excess of 10,000 barrels per day were purchased or sold in December 2020.

“McCamey Capacity Lease” has the meaning set forth in Section 3.2(h).

“Membership Interest” has the meaning set forth in the Company LLC Agreement.

“Mergers” has the meaning set forth in Section 2.1(d).

“Middle Cadence” has the meaning set forth in the preamble.

“Middle Cadence Contribution Agreement” has the meaning set forth in the Recitals.

“Notice” has the meaning set forth in Section 9.3.

“OMOG LLCA” has the meaning set forth in Section 6.6.

“OMOG Services Agreement” has the meaning set forth in Section 3.3(k).

“OMOG Services Agreement Assignment” has the meaning set forth in Section 3.3(k).

“Operating Agreement” has the meaning set forth in Section 3.2(e).

“Oryx” has the meaning set forth in the Preamble.

“Oryx Benefit Plan” means Plans maintained by Oryx or an Affiliate thereof.

“Oryx Business Employee” means any individual whose employment with Oryx or any Affiliate thereof (including Oryx Employer) involves providing material services to any member of the Oryx Group.

“Oryx Business Employee Schedule” has the meaning set forth in Section 5.13(a).

“Oryx Closing Working Capital” means, with respect to the Oryx Permian Business, the difference (which may be a positive or negative number) between the consolidated current assets included in the Oryx Permian Business and the consolidated current liabilities included in the Oryx Permian Business and, to the extent not included in such current liabilities, all hedge obligations with respect to the Oryx Permian Business that would otherwise be long term liabilities, in each case, (a) including all accrued interest thereon, (b) calculated as of 12:01 a.m., Central Time, on the Closing Date, (c) giving effect, for purposes of such calculation, to the transactions contemplated by the Middle Cadence Contribution Agreement and the Oryx Refinancing, but not giving effect, for purposes of such calculation, to the Mergers or the transactions contemplated by the Oryx Holdings Contribution Agreement and (d) calculated using the methodologies set forth in Exhibit J-1. Solely for illustrative purposes, Exhibit J-1 contains a sample calculation of Oryx Closing Working Capital with respect to the Oryx Permian Business, assuming the Closing occurred on December 31, 2020.

“Oryx Closing Working Capital Target” means $11,600,000.

“Oryx Credit Agreements” means, collectively, (a) that certain Credit Agreement, dated as of May 22, 2019, among Oryx, Barclays Bank PLC, as administrative agent, Barclays Bank PLC, as collateral agent, the lenders from time to time party thereto and the other parties party thereto and (b) that certain Revolving Credit Agreement, dated as of May 22, 2019, among Oryx, Barclays Bank PLC, as administrative agent, Barclays Bank PLC, as collateral agent, Barclays Bank PLC as swing line lender, and the lenders from time to time party thereto and the other parties thereto, in each case, as the same has been amended, supplemented, replaced (other than the definitive agreements entered into in connection with the Debt Financing), extended or otherwise modified from time to time.

“Oryx Disclosure Schedules” means the disclosure schedules attached hereto of Oryx.

“Oryx Employer” has the meaning set forth in the Recitals.

“Oryx Financial Statements” has the meaning set forth in Section 5.8(a).

“Oryx Group” has the meaning set forth in Section 5.2(c).

“Oryx Holdings Contribution Agreement” has the meaning set forth in the Recitals.

“Oryx Joint Venture” means those Persons listed on Schedule 1.1 of the Oryx Disclosure Schedules.

“Oryx Joint Venture Interests” has the meaning set forth in Section 5.16(b).

“Oryx Material Adverse Effect” means any event, change, occurrence, circumstance, development, state of facts, effect or condition (whether or not foreseeable or known as of the time of determination or covered by insurance) that, individually or in the aggregate, is or would reasonably be expected to have a material adverse effect on (a) the Oryx Permian Assets or the financial condition, operations or results of operations of the Oryx Permian Business, taken as a whole, or (b) the ability of the Oryx Parties to consummate the Contemplated Transactions; provided, however, that none of the following events, changes, occurrences, circumstances, developments, states of facts, effects or conditions shall be taken into account for purposes of determining whether a Oryx Material Adverse Effect has occurred: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Oryx Parties operate, including any change in the prices of oil, natural gas, natural gas liquids or other commodities or the demand for related transportation and storage services; (iii) any changes in financial or securities markets in general and any fluctuations in currency exchange rates; (iv) local, regional, national or international political or social conditions, including acts of war (whether or not declared), armed hostilities or terrorism (including cyberterrorism), or the escalation or worsening thereof; (v) any national emergency or the occurrence of any other calamity or crisis, including pandemics, earthquakes, hurricanes, tornados or other natural disasters, or changes in weather or climate in general; (vi) any changes in applicable Law or changes in accounting rules, including GAAP or regulatory accounting requirements or interpretations thereof; (vii) the public announcement, pendency or completion of the Contemplated Transactions; (viii) any effect resulting from any action taken by any of the Plains Parties or any of their respective Affiliates or any matter of which the Plains Parties are aware on the Signing Date; and (ix) the taking of any action contemplated by this Agreement or any other action taken by any Oryx Party at the request or with the written consent of the Plains Parents; provided further that the exclusions in clauses (i) through (v) shall not apply to the extent that the Oryx Parties are disproportionately adversely affected by any event, change, occurrence, circumstance, development, state of facts, effect or condition relative to other participants in the industries in which the Oryx Parties operate.

“Oryx Material Contracts” has the meaning set forth in Section 5.14(a).

“Oryx Parties” means Middle Cadence, Oryx, Oryx Holdings, Oryx Wink Marketing and Oryx Permian Marketing.

“Oryx Permian Assets” means the assets used, owned, leased, subleased, licensed, held pursuant to other contractual rights or operated by the Oryx Group.

“Oryx Permian Business” means the business of using, owning and operating the Oryx Permian Assets as such business is conducted by the Oryx Group as of the Signing Date, including the items listed on Schedule 5.11(a) of the Oryx Disclosure Schedules.

“Oryx Permian Marketing” has the meaning set forth in the Preamble.

“Oryx Holdings” has the meaning set forth in the Preamble.

“Oryx Post-Closing Statement” has the meaning set forth in Section 3.5(b).

“Oryx Refinancing” means the repayment, redemption, discharge, refinancing or termination of all existing debt for borrowing money under the Oryx Credit Agreements, the termination of all commitments and the release or termination of all Encumbrances and guarantees under the Oryx Credit Agreements, in each case pursuant to and in accordance with the Debt Financing.

“Oryx Wind Up” has the meaning set forth in Section 6.2(b)(x).

“Oryx Wink Marketing” has the meaning set forth in the Preamble.

“Outside Date” has the meaning set forth in Exhibit L.

“Outstanding Voting Securities” means, with respect to a Person, the outstanding equity interests of such Person entitled to designate, or vote generally in the election of, the directors, managers or other members of such Person’s governing body.

“PAA” means Plains All American Pipeline, L.P., a Delaware limited partnership.

“Party” means a party to this agreement.

“Payoff Letter” means a customary payoff letter in respect of Indebtedness arising under the Oryx Credit Agreements providing for the repayment and termination of any agreements governing such Indebtedness and the release and termination of all Encumbrances granted for the purpose of securing the respective obligations arising thereunder, in each case, upon the terms and conditions set forth therein.

“Permit” means any permits, licenses, franchises, consents, approvals, variances, orders, exemptions and other authorizations of or from a Governmental Body.

“Person” means any individual, general partnership, limited partnership, limited liability company, corporation, joint venture, trust, cooperative or association, or any foreign trust or foreign business organization, unincorporated organization, Governmental Body or any other entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such “Person” where the context so permits.

“Pipeline Sub Contribution” has the meaning set forth in Section 2.1(d).

“Pipeline Conversion Certificates” has the meaning set forth in Section 2.1(a).

“Pipeline Subsidiary” has the meaning set forth in Section 2.1(d).

“Plains Audited Financial Statements” means the audited combined financial statements of the Plains Permian Business, which are composed of the balance sheets as of December 31, 2019 and December 31, 2020, and the related statements of operations, changes in net parent investment, and cash flows, in each case together with the related footnotes thereto, for the applicable dates and for the applicable 12-month periods then ended, which audited financial statements shall be audited by an independent accountant in accordance with auditing standards generally accepted in the United States of America.

“Plains Business Employee” means any individual whose employment with the Plains Parents or their Affiliates involves providing material services with respect to the Plains Permian Business.

“Plains Closing Working Capital” means, with respect to the Plains Permian Business, the difference (which may be a positive or negative number) between the consolidated current assets included in the Plains Permian Business and the consolidated current liabilities included in the Plains Permian Business and, to the extent not included in such current liabilities, all hedge obligations with respect to the Plains Permian Business that would otherwise be long term liabilities, in each case, (a) including all accrued interest thereon, (b) calculated as of 12:01 a.m., Central Time, on the Closing Date, (c) giving effect, for purposes of such calculation, to the transactions contemplated by the Divisive Merger Agreement, but not giving effect, for purposes of such calculation, to the Mergers and (d) calculated using the methodologies set forth in Exhibit J-2. Solely for illustrative purposes, Exhibit J-2 contains a sample calculation of Plains Closing Working Capital with respect to the Plains Permian Business, assuming the Closing occurred on December 31, 2020.

“Plains Closing Working Capital Target” means $33,176,000.

“Plains Credit Agreement Confirmations” means the confirmations, waivers, releases or approvals that are reasonably necessary or prudent to obtain under the Plains Credit Agreements in connection with the consummation of the Contemplated Transactions.

“Plains Credit Agreements” means (a) that certain Credit Agreement, dated as of August 19, 2011, among PAA, as Borrower; certain subsidiaries of PAA from time to time party thereto, as Designated Borrowers; Bank of America, N.A., as Administrative Agent; and the other Lenders party thereto, as amended; (b) that certain Third Amended and Restated Credit Agreement, dated as of August 19, 2011, by and among PMLP, as Borrower, PAA, as Guarantor, Bank of America, N.A., as Administrative Agent, and the other Lenders party thereto, as amended; and (c) documents ancillary to the agreements described in clause (a) and clause (b).

“Plains Disclosure Schedules” means the disclosure schedules attached hereto of the Plains Parents.

“Plains Employer” has the meaning set forth in the Recitals.

“Plains Financial Statements” has the meaning set forth in Section 4.7(a).

“Plains Joint Venture” means that Person listed on Schedule 1.1 of the Plains Disclosure Schedules.

“Plains Joint Venture Interests” has the meaning set forth in Section 4.15(b).

“Plains Marketing Contracts” has the meaning set forth in Section 4.13(d).

“Plains Marketing Divisive Merger Agreement” has the meaning set forth in the Recitals.

“Plains Material Adverse Effect” means any event, change, occurrence, circumstance, development, state of facts, effect or condition (whether or not foreseeable or known as of the time of determination or covered by insurance) that, individually or in the aggregate, is or would reasonably be expected to have a material adverse effect on (a) the Plains Permian Assets or the financial condition, operations or results of operations of the Plains Permian Business, taken as a whole, or (b) the ability of the Plains Parties to consummate the Contemplated Transactions; provided, however, that none of the following events, changes, occurrences, circumstances, developments, states of facts, effects or conditions shall be taken into account for purposes of determining whether a Plains Material Adverse Effect has occurred: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Plains Parties operate, including any change in the prices of oil, natural gas, natural gas liquids or other commodities or the demand for related transportation and storage services; (iii) any changes in financial or securities markets in general and any fluctuations in currency exchange rates; (iv) local, regional, national or international political or social conditions, including acts of war (whether or not declared), armed hostilities or terrorism (including cyberterrorism), or the escalation or worsening thereof; (v) any national emergency or the occurrence of any other calamity or crisis, including pandemics, earthquakes, hurricanes, tornados or other natural disasters, or changes in weather or climate in general; (vi) any changes in applicable Law or changes in accounting rules, including GAAP or regulatory accounting requirements or interpretations thereof; (vii) the public announcement, pendency or completion of the Contemplated Transactions; (viii) any effect resulting from any action taken by Oryx or any Affiliate of Oryx or any matter of which Oryx is aware on the Signing Date; and (ix) the taking of any action contemplated by this Agreement or any other action taken by any Plains Party at the request or with the written consent of Oryx; provided further that the exclusions in clauses (i) through (v) shall not apply to the extent that the Plains Parties are disproportionately adversely affected by any event, change, occurrence, circumstance, development, state of facts, effect or condition relative to other participants in the industries in which the Plains Parties operate.

“Plains Material Contracts” has the meaning set forth in Section 4.13(a).

“Plains Parents” means PPLP and PMLP.

“Plains Parties” means PPLP, PMLP, and the Company Parties.

“Plains Permian Assets” means, collectively, the “Designated PPLP Assets” and the “Designated PMLP Assets” as each such term is defined in the applicable Divisive Merger Agreement, including the items listed on Schedule 4.10(a) of the Plains Disclosure Schedules.

“Plains Permian Business” means the business of using, owning and operating the Plains Permian Assets as such business is conducted as of the Signing Date.

“Plains Pipeline Divisive Merger Agreement” has the meaning set forth in the Recitals.

“Plains Post-Closing Statement” has the meaning set forth in Section 3.5(b).

“Plains Trading and Risk Management Policies” has the meaning set forth in Section 4.16.

“Plan” means each (a) “employee benefit plan,” as such term is defined in Section 3(3) of ERISA; (b) plan that would be an employee benefit plan described in clause (a) of this sentence if it was subject to ERISA, such as foreign plans and plans for directors; (c) equity bonus, equity ownership, equity option, restricted equity, equity purchase, equity appreciation rights, phantom equity or other equity-based compensation plan or arrangement; (d) bonus plan or arrangement, incentive award plan or arrangement, deferred compensation agreement or arrangement, change in control or retention plan or arrangement, executive compensation or supplemental income arrangement, personnel policy, vacation policy, severance pay plan, policy or agreement, consulting agreement or employment agreement; and (e) other employee benefit plan, agreement, arrangement, program, practice or understanding.

“PMLP” has the meaning set forth in the Preamble.

“POPB Marketing” has the meaning set forth in the Preamble.

“POPB Pipeline” has the meaning set forth in the Preamble.

“Post-Closing Statement” has the meaning set forth in Section 3.5(b).

“PPLP” has the meaning set forth in the Preamble.

“Proceedings” means all proceedings, actions, claims, charges, suits, grievances, investigations, and inquiries by or before any Governmental Body.

“Public Announcement” has the meaning set forth in Section 6.8.

“Release” means any release, spill, emission, leaking, pumping, depositing, pouring, placing, discarding, abandoning, emptying, migrating, seeping, escaping, leaching, dumping, injection, disposal or discharge of any Hazardous Material into the environment.

“Required Oryx Financial Statements” means any of the following financial statements of Oryx (a) unaudited consolidated balance sheets as of each of (i) June 30, 2021, (ii) September 30, 2021, (iii) March 31, 2022 and (iv) June 30, 2022, (b) unaudited consolidated statements of changes in member’s equity and cash flows for each of the following periods (i) the six months ended June 30, 2021, (iii) the nine months ended September 30, 2021, (iv) the three months ended March 31, 2022 and (v) the six months ended June 30, 2022, (c) unaudited consolidated statements of operations for each of the following periods (i) the three and six months ended June 30, 2021, (ii) the three, six and nine months ended September 30, 2021, (iii) the three months ended March 31, 2022 and (iv) the three and six months ended June 30, 2022, (d) audited consolidated balance sheet for the year ended December 31, 2021, (e) audited consolidated statements of operations, changes in member’s equity and cash flows for the year ended December 31, 2021, and (f) any other audited or unaudited financial statements of Oryx and its consolidated subsidiaries that are required to be included under Item 2.01 of Form 8-K filed by the Plains Parents or their Affiliates under the Exchange Act as a result of the consummation of the transactions contemplated hereby assuming such Form 8-K is filed on the first business day immediately following the Closing Date and not amended.

“Representatives” has the meaning set forth in Section 6.5(a).

“Resolution Period” has the meaning set forth in Section 3.5(c).

“S.E.C.” means the U.S. Securities and Exchange Commission and any Governmental Body that is a successor thereto.

“Secondment Agreement” has the meaning set forth in Section 3.2(l).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Signing Date” has the meaning set forth in the Preamble.

“Substitute Debt Financing” means alternative debt financing for all or any applicable portion of the Debt Financing, on terms (including structure, covenants and pricing) not materially less favorable (taken as a whole) to Oryx (as reasonably determined by Oryx) or as otherwise acceptable to Oryx and with lenders or holders, as applicable, reasonably satisfactory to Oryx, from the same or alternative sources, which may include one or more of a senior secured debt financing or other financing, or any combination thereof, in an amount such that the aggregate funds that would be available to Oryx at the Closing, including other available cash sources, will be sufficient to satisfy Oryx’s obligations under this Agreement and to consummate the transactions contemplated hereby and to pay all fees and expenses required to be paid in connection herewith and with the Debt Financing; provided that, (x) at the time that any Substitute Financing Commitment is delivered to Plains Parent by Oryx, Oryx and Middle Cadence shall be deemed to make the representations and warranties set forth in Section 5.17 with respect to such Substitute Debt Financing (with each reference to “as of the date hereof” or similar phrasing to be deemed a reference to the date of such commitment), (y) such Substitute Debt Financing does not contain any new or additional condition from those set forth in the Debt Commitment Letter substituted by such Substitute Debt Financing, which would be reasonably expected to materially delay, impede or prevent the Closing or make the timely funding of the Debt Financing on or prior to the Closing Date less likely to occur, and (z) such Substitute Debt Financing shall not adversely impact the ability of Oryx to enforce its respective rights against other parties to the Debt Commitment Letter or the definitive agreements with respect to the Debt Financing.

“Substitute Financing Commitments” has the meaning set forth in Section 6.16(b).

“Tax Returns” means any return, report, rendition, claim for refund, statement, information return or other document (including any related or supporting information attached thereto or amendment thereof) filed or required to be filed with any Governmental Body in connection with the determination, assessment, collection or administration of any Taxes.

“Taxes” means all taxes, duties, imposts, levies or other similar assessments or fees in the nature of a tax imposed by any Governmental Body, including (a) income, corporate, capital, excise, property, ad valorem, sales, use, turnover, unemployment, social security, disability, withholding, real property, personal property, environmental (including any tax imposed by Section 59A of the Code), transfer, registration, value added and franchise taxes, and (b) any interest, fine, penalty or additions to tax imposed with respect thereto.

“TBOC” has the meaning set forth in Section 2.1(a).

“Transaction Documents” means this Agreement, the exhibits and schedules attached hereto, the Employee Matters Agreement and the documents and agreements to be delivered hereunder and thereunder or otherwise referenced herein or therein.

“Transfer Taxes” has the meaning set forth in Section 9.10.

“Transferred Employee” has the meaning set forth in the Employee Matters Agreement.

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provision of the Code.

“WARN Act” means the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et. seq., or any similar Law.

“WARN Obligation” has the meaning set forth in Section 6.14.

1.2              Interpretation and Construction. In interpreting and construing this Agreement, the following principles shall be followed:

(a)              the terms “herein,” “hereof,” “hereby” and “hereunder,” or other similar terms, refer to this Agreement as a whole and not only to the particular Article, Section or other subdivision in which any such terms may be employed;

(b)             unless otherwise indicated herein, references to Articles, Sections and other subdivisions refer to the Articles, Sections and other subdivisions of this Agreement;

(c)              all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP;

(d)             no consideration shall be given to the captions of the articles, sections, subsections or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in its construction;

(e)              the word “includes” and its syntactical variants mean “includes, but is not limited to,” and corresponding syntactical variant expressions;

(f)               the use of “or” is not intended to be exclusive unless expressly indicated otherwise;

(g)              the plural shall be deemed to include the singular, and vice versa;

(h)              all references to $, currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars; and

(i)              each exhibit, attachment and schedule to this Agreement is a part of this Agreement, but if there is any conflict or inconsistency between the main body of this Agreement and any exhibit, attachment or schedule, the provisions of the main body of this Agreement shall prevail.

Article 2
MERGERS AND CONTRIBUTIONs

2.1              The Mergers and Contributions.

(a)               Upon the terms and subject to the conditions of the Divisive Merger Agreements, no later than immediately prior to the Effective Time, PPLP, PMLP, POPB Marketing and POPB Pipeline will consummate the transactions contemplated by the Divisive Merger Agreements, including by filing the certificates of merger contemplated thereby. Immediately following the consummation of such transactions, (i) POPB Marketing shall file a certificate of conversion with each of the Secretary of State of Texas and the Secretary of State of Delaware and shall file a certificate of formation with the Secretary of State of Delaware (such certificates, collectively, the “Marketing Conversion Certificates”), in each case in such form as is required by the Texas Business Organizations Code (the “TBOC”) and the Delaware Limited Liability Company Act (the “DLLCA”), as applicable, for the purpose of domesticating POPB Marketing in Delaware, and (ii) POPB Pipeline shall file a certificate of conversion with each of the Secretary of State of Texas and the Secretary of State of Delaware and shall file a certificate of formation with the Secretary of State of Delaware (such certificates, collectively, the “Pipeline Conversion Certificates”), in each case in such form as is required by the TBOC and the DLLCA, as applicable, for the purpose of domesticating POPB Pipeline in Delaware.

(b)               Upon the terms and subject to the conditions of the Middle Cadence Contribution Agreement, no later than immediately prior to the Effective Time, Middle Cadence will consummate the transaction contemplated by the Middle Cadence Contribution Agreement.

(c)               Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Oryx Wink Marketing and Oryx Permian Marketing will be merged with and into POPB Marketing, with POPB Marketing surviving such merger (the “Marketing Sub Merger”) as a wholly owned subsidiary of the Company, in accordance with the applicable provisions of the DLLCA. As a result of the Marketing Sub Merger, the separate existences of Oryx Wink Marketing and Oryx Permian Marketing shall cease and POPB Marketing shall continue its existence under the laws of the State of Delaware as the surviving entity. POPB Marketing, as the surviving entity after the Marketing Sub Merger, is hereinafter sometimes referred to as the “Marketing Subsidiary”.

(d)               Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Oryx Holdings will contribute Oryx to POPB Pipeline pursuant to the Oryx Holdings Contribution Agreement (the “Pipeline Sub Contribution” and together with the Marketing Sub Merger, the “Mergers”). As a result of the Pipeline Sub Contribution, POPB Pipeline shall own 100% of the issued and outstanding limited liability company membership interests in Oryx and, indirectly, its subsidiaries. POPB Pipeline, as the holder of the membership interests in Oryx after the Pipeline Sub Contribution, is hereinafter sometimes referred to as the “Pipeline Subsidiary”.

2.2              Effective Time and Effects of the Mergers and Contributions.

(a)               Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date and in connection with the Closing, the Company, POPB Marketing, Oryx Wink Marketing, Oryx Permian Marketing, PPLP, Middle Cadence and Oryx shall cause the Marketing Sub Merger to be consummated under the DLLCA by filing a certificate of merger in such form as is required by, and executed in accordance with, the DLLCA (the “Marketing Certificate of Merger”) with the Office of the Secretary of State of the State of Delaware and shall take such further actions as may be required to make the Marketing Sub Merger effective. The Marketing Sub Merger shall become effective upon the filing of the Marketing Certificate of Merger with the Office of the Secretary of State of the State of Delaware, or at such later time as shall be agreed upon by the Parties and specified in the Marketing Certificate of Merger (the time at which the Marketing Sub Merger becomes effective is herein referred to as the “Effective Time”). At the Effective Time, the Marketing Sub Merger shall have the effects set forth in this Agreement and the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of each of POPB Marketing, Oryx Wink Marketing and Oryx Permian Marketing shall vest in the Marketing Subsidiary, and all debts, liabilities, obligations, restrictions and duties of each of POPB Marketing, Oryx Wink Marketing and Oryx Permian Marketing shall become the debts, liabilities, obligations, restrictions and duties of the Marketing Subsidiary.

(b)               Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date and in connection with the Closing, the Company, POPB Pipeline, Oryx Holdings and PPLP shall cause the Pipeline Sub Contribution to be consummated. The Pipeline Sub Contribution shall become effective at the Effective Time and have the effects set forth in this Agreement and the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of each of POPB Pipeline and Oryx Holdings shall vest in the Pipeline Subsidiary, and all debts, liabilities, obligations, restrictions and duties of each of POPB Pipeline and Oryx shall become the debts, liabilities, obligations, restrictions and duties of the Pipeline Subsidiary.

2.3              Effect of the Mergers on Equity Interests. By virtue of the Mergers and without any action on the part of any Person:

(a)               Limited Liability Company Membership Interests in POPB Marketing and POPB Pipeline. The limited liability company membership interests of POPB Marketing and POPB Pipeline issued and outstanding immediately prior to the Effective Time shall remain outstanding as of and following the Effective Time in the form of limited liability company membership interests of the Marketing Subsidiary and the Pipeline Subsidiary, respectively, and shall continue to be held by the Company.

(b)               Limited Liability Company Membership Interests in Oryx Wink Marketing and Oryx Permian Marketing. The limited liability company membership interests of Oryx Wink Marketing, Oryx Permian Marketing and Oryx issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, collectively be converted into the right to receive Membership Interests of the Company in the aggregate amount set forth opposite the name of Oryx in Schedule 1 of the Company LLC Agreement, as contemplated by, and evidenced by, the Company LLC Agreement.

2.4              Organizational Documents. At the Effective Time, (i) the certificate of formation of POPB Marketing, as in effect immediately prior to the Effective Time, shall be the certificate of formation of the Marketing Subsidiary, (ii) the limited liability company agreement of POPB Marketing, as in effect immediately prior to the Effective Time, shall be the limited liability company agreement of the Marketing Subsidiary, and (iii) the Company shall continue as the sole member of the Marketing Subsidiary.

2.5              Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Marketing Subsidiary or the Pipeline Subsidiary with full right, title and possession to all assets, property, rights, privileges, powers, franchises, debts, liabilities, obligations, restrictions and duties of POPB Marketing, Oryx Wink Marketing and Oryx Permian Marketing, on the one hand, and POPB Pipeline, Middle Cadence, Oryx and Oryx Holdings, on the other hand, the officers and directors of such constituent parties to the Mergers are fully authorized in the name of such constituent parties or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Article 3
CLOSING

3.1              Closing. Subject to the satisfaction or, when permissible, waiver, of the conditions set forth in Article 7, the closing of the Mergers and the consummation of the other Contemplated Transactions (the “Closing”) shall take place at the offices of Vinson & Elkins L.L.P., 1001 Fannin Street, Suite 2300, Houston, Texas 77002, or such other place as the Parties may agree, at 10:00 a.m., Houston, Texas time, on the first day of the month immediately following the month in which the Condition Satisfaction Date occurs (unless such Condition Satisfaction Date would occur after the Outside Date, in which case the Closing shall occur two Business Days after the Condition Satisfaction Date); provided, that if the Condition Satisfaction Date Occurs on the second through fifth day of a month, then the Closing will occur on the second Business Day after the Condition Satisfaction Date, but will be deemed to be effective as of the first day of such month (such date on which the Closing occurs or is deemed to have occurred, the “Closing Date”); provided further, that in no event shall the Closing Date occur prior to the Inside Date unless otherwise mutually agreed by the Parties.

3.2              Closing Deliveries by Plains Parents. At or prior to the Closing, the Plains Parents will deliver or cause their Affiliates, as applicable, to deliver the following documents to Oryx Holdings and the Company or take the following actions, as applicable:

(a)               counterpart signature pages to the Divisive Merger Agreements, dated as of or prior to the Closing Date, duly executed by PPLP or PMLP, as applicable;

(b)               counterpart signature page to the Oryx Holdings Contribution Agreement, duly executed by POPB Pipeline;

(c)               evidence of the filing of the Marketing Certificate of Merger, the Marketing Conversion Certificates and the Pipeline Conversion Certificates as contemplated by Sections 2.1 and 2.2;

(d)               counterpart signature page to the Amended and Restated Limited Liability Company Agreement of the Company, which must include the material terms and conditions set forth on Exhibit C-1 and be in substantially the form attached hereto as Exhibit C-2, dated as of the Closing Date (as such may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Company LLC Agreement”), duly executed by PPLP;

(e)               counterpart signature page to the Operating and Administrative Services Agreement by and among the Company Parties and PPLP, dated as of the Closing Date, in substantially the form attached hereto as Exhibit D (the “Operating Agreement”), duly executed by PPLP;

(f)                counterpart signature page to the Marketing Services Agreement by and among POPB Marketing, the Company and PMLP, dated as of the Closing Date, in substantially the form attached hereto as Exhibit E (the “Marketing Services Agreement”), duly executed by PMLP;

(g)               counterpart signature page to the Crude Oil Buy/Sell Contract by and between POPB Marketing and PMLP, in substantially the form attached hereto as Exhibit F (the “Buy/Sell Contract”), duly executed by PMLP;

(h)               counterpart signature page to the Lease Agreement (McCamey) by and between POPB Pipeline and PPLP, dated as of the Closing Date, in substantially the form attached hereto as Exhibit G-1 (the “McCamey Capacity Lease”), duly executed by PPLP;

(i)                 counterpart signature page to the Lease Agreement (Basin) by and between POPB Pipeline and PPLP, dated as of the Closing Date, in substantially the form attached hereto as Exhibit G-2 (the “Basin Capacity Lease”), duly executed by PPLP;

(j)                 counterpart signature page to the Crude Oil Storage and Contango Agreement by and between POPB Marketing and PMLP, dated as of the Closing Date, in substantially the form attached hereto as Exhibit G-3 (the “Storage and Contango Agreement”), duly executed by PMLP;

(k)               counterpart signature page to the Assignment and Assumption Agreement by and between PMLP and Oryx Permian Marketing, dated as of the Closing Date, in substantially the form attached hereto as Exhibit H (the “First Purchase Contract Assignment”), duly executed by PMLP;

(l)                 counterpart signature page to a Secondment Agreement in a form reasonably acceptable to Oryx Holdings and the Plains Parents (the “Secondment Agreement”), dated as of the Closing Date, duly executed by PPLP;

(m)             the consents set forth on Schedule 3.2(m) of the Plains Disclosure Schedules, which shall be in a form reasonably acceptable to Oryx Holdings;

(n)               the duly executed certificate contemplated by Section 7.3(d);

(o)               a valid IRS Form W-9 properly completed and duly executed by PAA;

(p)               the Plains Audited Financial Statements;

(q)               the Plains Credit Agreement Confirmations; and

(r)                such other certificates, instruments of conveyance and documents and such other actions, in each case, required by this Agreement or as may be reasonably requested by Oryx Holdings and agreed to by the Plains Parents prior to the Closing Date to carry out the intention and purposes of this Agreement.

3.3              Closing Deliveries by the Oryx Parties. At or prior to the Closing, the Oryx Parties will deliver or cause its Affiliates, as applicable, to deliver the following to the Plains Parents and the Company or take the following actions, as applicable:

(a)               counterpart signature pages to the Middle Cadence Contribution Agreement, dated as of or prior to the Closing Date, duly executed by Middle Cadence and Oryx Holdings;

(b)               counterpart signature page to the Oryx Holdings Contribution Agreement, duly executed by Oryx Holdings;

(c)               counterpart signature page to the Company LLC Agreement, duly executed by Oryx Holdings;

(d)               counterpart signature page to the First Purchase Contract Assignment, duly executed by Oryx Permian Marketing;

(e)               counterpart signature page to the Secondment Agreement, duly executed by Oryx Employer;

(f)                the consents set forth on Schedule 3.3(f) of the Oryx Disclosure Schedules, which shall be in a form reasonably acceptable to the Plains Parents;

(g)               the duly executed certificate contemplated by Section 7.2(c);

(h)               a valid IRS Form W-9 properly completed and duly executed by Middle Cadence;

(i)                 the Payoff Letter (it being understood and agreed that a draft Payoff Letter shall be delivered at least two Business Days prior to the Closing);

(j)                 reasonable evidence that all Encumbrances on the Oryx Permian Assets granted to secure the Indebtedness arising under the Oryx Credit Agreements shall (a) with respect to Encumbrances that are automatically released upon the execution of the Payoff Letter (i) have been released prior to the Closing or (ii) shall be released substantially concurrently with the Closing pursuant to and in accordance with the Payoff Letter or (b) for Encumbrances that are not automatically released upon the execution of the Payoff Letter, will be released pursuant to executed instruments of release in accordance with the Payoff Letter or otherwise (which executed instruments of release shall have been delivered in appropriate form for filing with the relevant Governmental Body);

(k)               counterpart signature pages to an assignment agreement, in form and substance reasonably acceptable to the Plains Parents, by and among OMOG JV LLC, Oryx Employer and the Company, by which the Operating and Management Services Agreement, dated effective October 1, 2019, by and between OMOG JV LLC and Oryx Employer is assigned to the Company (the “OMOG Services Agreement Assignment”, and such services agreement, the “OMOG Services Agreement”), duly executed by OMOG JV LLC and Oryx Employer;

(l)                 counterpart signature pages to document(s), in form and substance reasonably acceptable to the Plains Parents, Oryx Employer, OMOG JV LLC and the Company establishing an arrangement providing for PPLP’s operation and management of OMOG JV LLC pursuant to the terms of the OMOG Services Agreement. The Parties agree and acknowledge that such arrangement will (i) be designed to pass through all of the OMOG Services Agreement provisions (including the fees and other payments, the standard of care and scope of services) to PPLP and (ii) be unwound to allow for the Company’s operation of OMOG JV LLC in the event of termination of the Operating Agreement pursuant to its terms; and

(m)             such other certificates, instruments of conveyance, and documents and such other actions, in each case, required by this Agreement or as may be reasonably requested by either of the Plains Parents and agreed to by Oryx Holdings prior to the Closing Date to carry out the intention and purposes of this Agreement.

3.4              Closing Deliveries by the Company. At or prior to the Closing, the Company will deliver or cause its Affiliates, as applicable, to deliver the following to the Plains Parents and Oryx Holdings or take the following actions, as applicable:

(a)               counterpart signature pages to the Divisive Merger Agreements, dated as of or prior to the Closing Date, duly executed by POPB Marketing or POPB Pipeline, as applicable;

(b)               evidence of the filing of the Marketing Certificate of Merger, the Marketing Conversion Certificates and the Pipeline Conversion Certificates as contemplated by Sections 2.1 and 2.2;

(c)               counterpart signature page to the Operating Agreement, duly executed by the Company Parties;

(d)               counterpart signature page to the Marketing Services Agreement, duly executed by POPB Marketing and the Company;

(e)               counterpart signature page to the Buy/Sell Contract, duly executed by POPB Marketing;

(f)                counterpart signature page to the McCamey Capacity Lease, duly executed by POPB Pipeline;

(g)               counterpart signature page to the Basin Capacity Lease, duly executed by POPB Pipeline;

(h)               counterpart signature page to the Storage and Contango Agreement, duly executed by POPB Marketing;

(i)                 counterpart signature page to the Secondment Agreement, duly executed by the Company;

(j)                 counterpart signature page to the Interruptible Crude Oil Storage Agreement by and between POPB Marketing and POPB Pipeline, dated as of the Closing Date, in substantially the form attached hereto as Exhibit I-1, duly executed by POPB Marketing and POPB Pipeline;

(k)               counterpart signature page to the Spraberry Gathering Pipeline Capacity Lease by and between POPB Marketing and POPB Pipeline, dated as of the Closing Date, in substantially the form attached hereto as Exhibit I-2, duly executed by POPB Marketing and POPB Pipeline;

(l)                 counterpart signature pages to capacity leases by and between POPB Marketing and POPB Pipeline, dated as of the Closing Date, each in a form consistent with the form attached hereto as Exhibit I-2, with respect to each of the BHT System, Iatan Gathering System, Porterville Pipeline and Scurry Pipeline, each duly executed by POPB Marketing and POPB Pipeline;

(m)             counterpart signature page to the OMOG Services Agreement Assignment, duly executed by POPB Pipeline; and

(n)               such other certificates, instruments of conveyance and documents and such other actions, in each case, required by this Agreement or as may be reasonably requested by Oryx Holdings or either Plains Parent and agreed to by the Company prior to the Closing Date to carry out the intention and purposes of this Agreement.

3.5              Post-Closing Adjustments.

(a)               Estimated Closing Statements.

(i)                 Not later than two Business Days prior to the Closing Date, Oryx shall deliver to the Plains Parents a written statement which shall set forth in reasonable detail the calculation and Oryx’s good-faith estimate, based on information then available to Oryx, of Oryx Closing Working Capital (the “Estimated Oryx Closing Working Capital”) calculated in accordance with Exhibit J-1, together with reasonable supporting documentation. The Plains Parents shall have the opportunity to review and comment on the statement setting forth the Estimated Oryx Closing Working Capital, and Oryx and the Plains Parents will work together in good faith to resolve any questions, comments or disputes related to such statement; provided, however, that in the event any such question, comment or dispute remains unresolved as of the Closing Date, the Estimated Oryx Closing Working Capital shall be the amount set forth in the estimate provided by Oryx pursuant to this Section 3.5(a)(i), adjusted for any questions, comments or disputes raised by the Plains Parents with which Oryx agrees.

(ii)              Not later than two Business Days prior to the Closing Date, the Plains Parents shall deliver to Oryx a written statement which shall set forth in reasonable detail the calculation and the Plains Parents’ good-faith estimate, based on information then available to the Plains Parents, of Plains Closing Working Capital (the “Estimated Plains Closing Working Capital”) calculated in accordance with Exhibit J-2, together with reasonable supporting documentation. Oryx shall have the opportunity to review and comment on the statement setting forth the Estimated Plains Closing Working Capital, and the Plains Parents and Oryx will work together in good faith to resolve any questions, comments or disputes related to such statement; provided, however, that in the event any such question, comment or dispute remains unresolved as of the Closing Date, the Estimated Plains Closing Working Capital shall be the amount set forth in the estimate provided by the Plains Parents pursuant to this Section 3.5(a)(ii), adjusted for any questions, comments or disputes raised by Oryx with which the Plains Parents agree.

(b)               Post-Closing Statements. As promptly as practicable after the Closing Date, and in any event not later than 120 days after the Closing Date, PPLP shall deliver to Oryx Holdings (i) a statement (the “Oryx Post-Closing Statement”) which shall set forth in reasonable detail PPLP’s good-faith calculation of Oryx Closing Working Capital calculated in accordance with Exhibit J-1 and (ii) a statement (the “Plains Post-Closing Statement” and each of the Plains Post-Closing Statement and the Oryx Post-Closing Statement, a “Post-Closing Statement”) which shall set forth in reasonable detail PPLP’s good-faith calculation of Plains Closing Working Capital calculated in accordance with Exhibit J-2. The Company shall provide Oryx Holdings and PPLP and their authorized Representatives reasonable access during normal business hours to such employees and representatives and such books and records of the Company as are reasonably requested by Oryx Holdings or PPLP to allow PPLP and its authorized representatives to prepare the Post-Closing Statements and to allow Oryx Holdings and its authorized representatives to verify the amounts set forth in the Post-Closing Statements.

(c)               Dispute Procedures. A Post-Closing Statement shall become final and binding on the Parties on the 120th day following the date such Post-Closing Statement is received by Oryx Holdings, unless prior to such date Oryx Holdings delivers, in good faith, a written notice to PPLP of its disagreement. Oryx Holdings’s notice shall set forth in reasonable detail all of Oryx Holdings’s disputed items and the reasons therefor, together with Oryx Holdings’s proposed changes thereto, including an explanation in reasonable detail of the basis on which Oryx Holdings proposes such changes. Oryx Holdings shall be deemed to have agreed with all items and amounts contained in the Post-Closing Statement that are not specifically identified as disputed items in such notice of disagreement. If Oryx Holdings timely delivers a notice of disagreement, then Oryx Holdings and PPLP shall use their good-faith efforts to reach agreement on the disputed items. If Oryx Holdings and PPLP have not resolved the disputed items by the 60th day following PPLP’s receipt of a notice of disagreement from Oryx Holdings (such period, the “Resolution Period”), then the total amount of the unresolved disputed items set forth in the notice of disagreement (the “Disputed Amount”) may be submitted by Oryx Holdings or PPLP to the Independent Accountants for resolution at any time after the end of the Resolution Period. The Independent Accountants shall act as an expert and not as an arbitrator. In making such determination, the Independent Accountants shall consider only the Disputed Amount. The Independent Accountants shall attempt to render their determination as soon as practicable within 30 days of their engagement, or such other, longer period that the Independent Accountants shall determine, in consultation with Oryx Holdings and PPLP. The fees and expenses of the Independent Accountants shall be borne 50% by Oryx Holdings and 50% by the Plains Parents. In no event shall the Disputed Amount, as determined by the Independent Accountants, be more favorable to the Plains Parents than reflected on the Post-Closing Statements prepared by PPLP or more favorable to Oryx Holdings than shown in the proposed changes delivered by Oryx Holdings pursuant to its notice of disagreement.

(d)               Binding Effect. If a notice of disagreement is timely given pursuant to Section 3.5(c), the Oryx Closing Working Capital or Plains Closing Working Capital, as applicable, shall be deemed determined on the date that the Independent Accountants give notice to Oryx Holdings and PPLP of their determination regarding the Disputed Amount, or, if earlier, the date on which Oryx Holdings and PPLP agree in writing on the amount of Oryx Closing Working Capital or Plains Closing Working Capital, as applicable. Any determination of disputed items constituting part of the Oryx Closing Working Capital or Plains Closing Working Capital, as applicable, by the Independent Accountants shall be final and binding upon the Parties.

(e)               Payments.

(i)                 If the Oryx Closing Working Capital (as finally determined in accordance with the provisions set forth in this Section 3.5) exceeds the Oryx Closing Working Capital Target, then the Company shall pay to Oryx Holdings the amount of such excess. If the Oryx Closing Working Capital (as finally determined in accordance with the provisions set forth in this Section 3.5) is less than the Oryx Closing Working Capital Target, then Oryx Holdings shall pay to the Company the amount of such deficiency. Any payment required pursuant to this Section 3.5 shall be made within two Business Days after the date the Oryx Closing Working Capital is deemed to be finally determined pursuant to this Section 3.5 and shall be made by wire transfer of immediately available funds to a bank account or accounts to be designated in writing by the Person receiving such payment.

(ii)              If the Plains Closing Working Capital (as finally determined in accordance with the provisions set forth in this Section 3.5) exceeds the Plains Closing Working Capital Target, then the Company shall pay to the Plains Parents the amount of such excess. If the Plains Closing Working Capital (as finally determined in accordance with the provisions set forth in this Section 3.5) is less than the Plains Closing Working Capital Target, then the Plains Parents shall pay to the Company the amount of such deficiency. Any payment required pursuant to this Section 3.5 shall be made within two Business Days after the date the Plains Closing Working Capital is deemed to be finally determined pursuant to this Section 3.5 and shall be made by wire transfer of immediately available funds to a bank account or accounts to be designated in writing by the Person(s) receiving such payment.

(iii)            Any payments made by or to the Company pursuant to this Section 3.5 shall be subject to Section 3.03(e) of the Company LLC Agreement.

Article 4
REPRESENTATIONS AND WARRANTIES OF PLAINs parentS

Except as set forth in the Plains Disclosure Schedules, the Plains Parents jointly and severally represent and warrant to Middle Cadence:

4.1              Plains Parties.

(a)               Organization. Each of the Plains Parties is duly formed, validly existing and in good standing under the Laws of the respective states of their formation.

(b)               Power and Authority. Each of the Plains Parents has, and as of the Closing Date each member of the Company Group will have, all requisite company power and authority to own, lease and operate the Plains Permian Assets and to carry on the Plains Permian Business, except for such failures to have the requisite power and authority that would not reasonably be expected to have a Plains Material Adverse Effect.

(c)               Qualification. Each of the Plains Parents is, and as of the Closing Date each member of the Company Group will be, duly qualified or licensed to do business and in good standing in all jurisdictions in which Plains Permian Assets are owned or the conduct of the Plains Permian Business requires such qualification or licensing, except for such failures to be so qualified and licensed that would not reasonably be expected to have a Plains Material Adverse Effect.

(d)               Ownership and Interests. Prior to giving effect to the Contemplated Transactions, PPLP directly owns all of the limited liability company membership interests in the Company, and the Company directly owns all of the limited liability company membership interests in POPB Marketing and POPB Pipeline, in each case, free and clear of all Encumbrances, other than those that may be imposed by federal or state securities Laws. Schedule 4.1(d) of the Plains Disclosure Schedules sets forth a true, correct and complete list of all Persons, other than the Plains Joint Venture, in which the Company Parties will directly or indirectly own any equity interests after giving effect to transactions contemplated by the Divisive Merger Agreements (together with the Company, POPB Marketing and POPB Pipeline, the “Company Group”).

(e)               Rights to Acquire Equity. Except as contemplated by this Agreement, with respect to the Company Group, there are no outstanding (i) securities of any such Person that are convertible into or exchangeable for stock, membership interests or other voting securities of any of such Persons, (ii) options or other rights to acquire from such Person, or obligation of such Person to issue or sell, any shares of stock, membership interests or voting securities of such Person or any securities convertible into or exchangeable for such shares of stock, membership interests or voting securities or (iii) equity equivalents or other similar rights of or with respect to such Person.

(f)            No Prior Operations of the Company Parties. Prior to the consummation of the transactions contemplated by the Divisive Merger Agreements, other than with respect to the negotiation, execution and performance of this Agreement and the other Transaction Documents or other activities incidental to their formation, none of the Company Parties has undertaken any business activities, acquired any assets or incurred any liabilities since its formation.

4.2           Organizational Documents. PPLP has made available to Oryx true, correct and complete copies of the organizational documents in effect as of the Signing Date of each member of the Company Group.

4.3           Authority. Each of the Plains Parties has, or will have prior to the taking of such action, the requisite organizational power and authority to execute, deliver and perform each Transaction Document to which it is or will be a party. The execution, delivery and performance by each such Person of each Transaction Document to which it is or will be a party and the consummation by each such Person of the transactions contemplated thereby, have been, or will be prior to the taking of such action, duly authorized by all necessary organizational power of each such Person. Each Transaction Document to which a Plains Party is or will be a party, has been, or will be prior to the taking of such action, duly executed and delivered by each such Person, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) constitutes a valid and legally binding obligation of such Person, as the case may be, enforceable against such Person in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances (together (a) and (b) the “Enforceability Limitations”).

4.4           No Conflict. The execution, delivery and performance of each Transaction Document to which it is, or will be a party by each of the Plains Parties, and the consummation by such Persons of the transactions contemplated thereby do not and will not:

(a)           violate or breach the certificate of formation, limited partnership agreement or limited liability company agreement of such Person;

(b)           to the Knowledge of the Plains Parents, violate or breach any Law binding upon such Person, except for such violations or breaches that would not reasonably be expected to have a Plains Material Adverse Effect; or

(c)           to the Knowledge of the Plains Parents, and subject to receipt of the Plains Credit Agreement Confirmations, (i) result in any breach of, (ii) constitute a default under, (iii) give to any third party any rights of termination, acceleration or cancellation (including with notice, the passage of time, or both) of, or (iv) result in the creation of any Encumbrance with respect to any of the Plains Permian Assets pursuant to, any note, bond, mortgage, deed of trust, indenture, contract, agreement, lease, license, Permit or other instrument to which any such Person is a party or by which any of such Persons’ assets are bound or affected, except for such breaches, defaults, rights and Encumbrances that would not reasonably be expected to have a Plains Material Adverse Effect.

4.5           Consents and Approvals. No Governmental Approval and, subject to the receipt of the Plains Credit Agreement Confirmations, no consent or approval of, notification to, or filing with, any other third party, is required to be made or obtained by any Plains Party in connection with the execution, delivery and performance by any of such Persons of any Transaction Document to which it is or will be a party or the consummation by it of the transactions contemplated thereby, except for (a) the filing of a premerger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), (b) the filing of the certificates of merger, conversion and formation contemplated by Sections 2.1 and 2.2 and (c) such other Governmental Approvals, consents, approvals, notifications to and filings with any other third party, the failure of which to make or obtain that would not reasonably be expected to have a Plains Material Adverse Effect.

4.6           Brokerage Fees. None of the Plains Parties or any of their respective Affiliates has retained any financial advisor, broker, agent or finder on account of this Agreement or the transactions contemplated hereby for which Oryx or any member of the Oryx Group or the Company Group will be liable.

4.7           Financial Statements.

(a)           Schedule 4.7(a) of the Plains Disclosure Schedules sets forth true, correct and complete copies of the unaudited combined financial statements of the Plains Permian Business, which are composed of the balance sheets as of December 31, 2019 and December 31, 2020, and the related statements of operations, for the applicable dates and for the applicable 12-month periods then ended (the “Plains Financial Statements”). The Plains Financial Statements (i) have been prepared based upon the books of account and other financial records of PPLP, PMLP and their Affiliates, (ii) have been prepared in accordance with GAAP, except for the absence of footnotes and normal year-end adjustments which are not material to the Plains Permian Business as a whole and (iii) fairly present in all material respects the financial position and performance of the Plains Permian Business as of the respective dates thereof.

(b)           As of the Closing Date, the Plains Permian Business will not have any liabilities that would be required to be disclosed on a balance sheet prepared in accordance with GAAP, other than (i) liabilities reflected in the Plains Audited Financial Statements, (ii) liabilities that are incurred in the ordinary course of business following December 31, 2020 or (iii) liabilities included in the calculation of Plains Closing Working Capital.

4.8           Compliance with Laws; Legal Proceedings.

(a)           Except as to matters that would not reasonably be expected to have a Plains Material Adverse Effect, to the Knowledge of the Plains Parents, the Plains Parents are, and as of the Closing Date the Company Group will be, in compliance with all applicable Laws with respect to the Plains Permian Business.

(b)           As of the Signing Date, there are no Proceedings pending or, to the Knowledge of the Plains Parents, threatened against the Plains Parents with respect to the Plains Permian Business, except such Proceedings that if resolved adversely to such Persons would not reasonably be expected to have a Plains Material Adverse Effect.

(c)           Other than with respect to the Plains Joint Venture, the Plains Parents or one or more of their Affiliates have filed all tariffs necessary for the operation of the pipelines listed on Schedule 4.10(a) of the Plains Disclosure Schedules with the relevant Governmental Bodies, such tariffs are in full force and effect and the Plains Parents are in compliance with the terms and conditions of such tariffs in all material respects.

4.9           Permits. As of the Signing Date, the Plains Parents have (and the Plains Permian Assets include) all material Permits that, to the Knowledge of the Plains Parents, are necessary for the conduct of the Plains Permian Business, other than those Permits for which the failure to possess would not reasonably be expected to have a Plains Material Adverse Effect. Prior to the Closing, the Plains Parents shall have the right, but not the obligation, to provide to Oryx updated Plains Disclosure Schedules (a) reflecting any such Permits acquired or terminated by any of the Plains Parties after the Signing Date in compliance with Section 6.1 or that have expired after the Signing Date in accordance with their terms and (b) adding any immaterial omissions or correcting of any immaterial errors in the Plains Disclosure Schedules with respect to this Section 4.9 that come to the Knowledge of the Plains Parents after the Signing Date, and, in each case, such Plains Disclosure Schedules shall be deemed updated for all purposes hereunder.

4.10         Title to Properties and Assets.

(a)           Schedule 4.10(a) of the Plains Disclosure Schedules sets forth a true, correct and complete list of the major pipeline and gathering systems included in the Plains Permian Assets. The Plains Permian Assets constitute, in all material respects, all assets, properties and rights owned, used or held for use by the Plains Parties or their Affiliates as of the Signing Date in connection with the Covered Activities.

(b)           Except as would not reasonably be expected to have a Plains Material Adverse Effect, the Plains Parents (and as of the Closing Date the Company Group will) own or have good and valid fee simple title to, a valid and subsisting leasehold, subleasehold or licensee interest in or such other rights to easements, rights of way and other real property interests as are necessary for, or are used, as of the Signing Date, in the conduct of, the Plains Permian Business and none of such real property interests are subject to options or rights of first refusal to purchase the Plains Permian Business or any interest therein. There are no eminent domain or other similar Proceedings pending or, to the Knowledge of the Plains Parents, threatened in writing by any Governmental Body, affecting a material portion of any real property included in the Plains Permian Assets. Prior to the Closing, the Plains Parents shall have the right, but not the obligation, to provide to Oryx updated Plains Disclosure Schedules (i) with respect to any real property acquired or terminated by any of the Plains Parties after the Signing Date in compliance with Section 6.1 or that have expired after the Signing Date in accordance with their terms and (ii) adding any immaterial omissions or correcting of any immaterial errors in the Plains Disclosure Schedules with respect to this Section 4.10(b) that come to the Knowledge of the Plains Parents after the Signing Date, and, in each case, such Plains Disclosure Schedules shall be deemed updated for all purposes hereunder.

4.11         Taxes.

(a)           Except as would not reasonably be expected to have a Plains Material Adverse Effect:

(i)            all Tax Returns that are required to have been filed with respect to the Plains Permian Assets or any member of the Company Group have been filed and all such Tax Returns are correct and complete in all respects; and

(ii)           all Taxes required to have been paid with respect to the Plains Permian Assets or any member of the Company Group have been timely paid.

(b)           There are no Encumbrances (other than statutory liens for Taxes not yet delinquent or the amount or validity of which is being contested in good faith) on any of the Plains Permian Assets that arose in connection with any failure to pay any Tax.

(c)           For U.S. federal income Tax purposes, each member of the Company Group is properly classified as a partnership or as an entity disregarded as separate from PAA.

(d)           The Company Group is not (i) subject to any ongoing Tax audits or extensions of statute of limitations, (ii) party to a Tax sharing agreement (excluding any commercial agreements or contracts that are not primarily related to Taxes) or (iii) liable for Taxes of any person who is not a member of the Company Group by law, contract or otherwise.

Notwithstanding any other provision in this Agreement, (i) the representations and warranties in this Section 4.11 and Section 4.12 are the sole and exclusive representations and warranties of the Plains Parents in this Agreement with respect to Tax matters and (ii) the Plains Parents do not make any representation or warranty with respect to the existence, availability, amount, usability or limitations (or lack thereof) of any net operating loss, net operating loss carryforward, capital loss, capital loss carryforward, basis amount, Tax credit carryforward or any other Tax attribute or Tax asset of any Person in respect of any taxable period (or portion thereof) beginning after the Closing.

4.12         Employee and Benefits Matters.

(a)           No member of the Company Group does, nor since its formation has, (i) employed any individuals or (ii) maintained, sponsored, contributed to, or been required to contribute to, any Plan. No member of the Company Group is a party to or bound by any collective bargaining agreement or other Contract with any Labor Organization.

(b)           None of the Plains Parents or any of their ERISA Affiliates has, in the last six years, sponsored or contributed to, or had any obligation (contingent or otherwise) to contribute to, any employee benefit plan within the meaning of Section 3(3) of ERISA that is or has been subject to the minimum funding requirements of Section 412 of the Code or subject to Title IV of ERISA.

4.13         Material Contracts.

(a)           Schedule 4.13(a) of the Plains Disclosure Schedules sets forth a true, correct and complete list of each of the following Contracts that is included within the Plains Permian Assets or to which any member of the Company Group is a party (collectively, the “Plains Material Contracts”):

(i)            each Contract forming or establishing any partnership or joint venture;

(ii)           each Contract that (A) contains a material covenant not to compete or (B) materially restricts the location in which any Plains Permian Assets are or may be located;

(iii)          (A) each Contract that grants to any Person a right to purchase or otherwise acquire (including rights of first refusal, options or similar rights) any equity interests in any member of the Company Group or any assets material to the Plains Permian Business and (B) each Contract that will grant, following Closing, any Person a right to purchase or otherwise acquire (including rights of first refusal, options or similar rights) any equity interests in the Company, the Marketing Subsidiary or the Pipeline Subsidiary;

(iv)          each commercial Contract involving an acreage dedication or estimated acreage component for the top 15 customers of the Plains Permian Business determined based on total dedicated and estimated acreage of such customers;

(v)           each Contract for Indebtedness that will be a Plains Permian Asset or which imposes any Encumbrance on any Plains Permian Asset as security for such Indebtedness;

(vi)          each Contract that constitutes a (A) storage agreement, (B) transportation agreement or (C) capacity lease agreement, in each case, expected to result in aggregate revenues in excess of $1,000,000 per year;

(vii)         each Contract that constitutes a connection agreement with respect to which there was average daily throughput greater than 10,000 barrels per day of uncommitted volumes during the month of May 2021; and

(viii)        each real property lease or easement requiring payment in an amount greater than $1,000,000 per year.

(b)           Each of the Plains Material Contracts is a valid and binding obligation of the applicable Plains Party that is a party thereto, and is in full force and effect and enforceable in accordance with its terms against such Person and, to the Knowledge of the Plains Parents, the other parties thereto, except, in each case, (i) where the failure to be so would not reasonably be expected to have a Plains Material Adverse Effect and (ii) as such enforceability may be limited by the Enforceability Limitations. The Plains Parents have made available to Oryx a true, correct and complete copy of each Plains Material Contract which the Plains Parents have the right to provide to Oryx under the terms of such Plains Material Contract (or any other applicable confidentiality agreement) and applicable Law.

(c)           No Plains Party, nor, to the Knowledge of the Plains Parents, any other party to any Plains Material Contract is in default or breach in any material respect under the terms of such Plains Material Contract and, to the Knowledge of the Plains Parents, no event has occurred that (with the giving of notice or the passage of time or both) would constitute a breach or default in any material respect by any party to a Plains Material Contract.

(d)           Schedule 4.13(d) of the Plains Disclosure Schedules sets forth a true, correct and complete list of each Material Marketing Contract to which PMLP is a party (the “Plains Marketing Contracts”). Each of the Plains Marketing Contracts is a valid and binding obligation of PMLP and is in full force and effect and enforceable in accordance with its terms against PMLP and, to the Knowledge of the Plains Parents, the other parties thereto, except, in each case, (i) where the failure to be so would not reasonably be expected to have a Plains Material Adverse Effect and (ii) as such enforceability may be limited by the Enforceability Limitations. PMLP has made available to Oryx a true, correct and complete copy of each Plains Marketing Contract which PMLP has the right to provide to Oryx. Neither PMLP nor, to the Knowledge of the Plains Parents, any other party to any Plains Marketing Contract is in default or breach in any material respect under the terms of such Plains Marketing Contract and, to the Knowledge of the Plains Parents, no event has occurred that (with the giving of notice or the passage of time or both) would constitute a breach or default in any material respect by any party to a Plains Marketing Contract.

(e)           Schedule 4.13(e) of the Plains Disclosure Schedules sets forth, as of the Signing Date, a true, correct and complete list and description of (i) all ongoing and committed capital projects related to the Plains Permian Business that are reasonably expected to involve expenditures greater than or equal to $2,500,000 and (ii) the amount of all unfunded capital commitments with respect to such capital projects.

(f)            Prior to the Closing, the Plains Parents shall have the right, but not the obligation, to provide to Oryx updated Plains Disclosure Schedules (i) reflecting any such Plains Material Contracts or Plains Marketing Contracts acquired or terminated by any of the Plains Parties after the Signing Date in compliance with Section 6.1 or that have expired after the Signing Date in accordance with their terms and (ii) adding any immaterial omissions or correcting of any immaterial errors in the Plains Disclosure Schedules with respect to this Section 4.13 that come to the Knowledge of the Plains Parents after the Signing Date, and, in each case, such Plains Disclosure Schedules shall be deemed updated for all purposes hereunder.

4.14         Environmental Matters. Except as to matters that would not reasonably be expected to have a Plains Material Adverse Effect:

(a)           the Plains Parents, with respect to the Plains Permian Business, and the members of the Company Group are and, during the last 18 months, have been in compliance with all applicable Environmental Laws;

(b)           the Plains Parents possess (and the Plains Permian Assets include and as of the Closing Date the Company Group will possess) all Permits required under Environmental Laws for the Plains Permian Business as currently conducted and the Plains Parents are and, during the last 18 months, have been, and as of the Closing Date the Company Group will be, in compliance with the terms of such Permits, such Permits are in full force and effect, and there is no Proceeding pending or, to the Knowledge of the Plains Parents, threatened that seeks the revocation, cancellation, suspension or adverse modification thereof;

(c)           the Plains Permian Assets are not subject to any pending or, to the Knowledge of the Plains Parents, threatened Proceeding arising under any Environmental Law, nor has any Plains Party or any of their respective Affiliates received, within the last 18 months, any written and pending notice, citation, request for information, order, complaint or demand from any Governmental Body or any other Person alleging a violation of or liability arising under any Environmental Law with respect thereto;

(d)           (i) there is no remediation that is ongoing at any of the properties that are part of the Plains Permian Assets, or in connection with the Plains Permian Business, (ii) there is no further material remediation required to be conducted at any of the properties that are part of the Plains Permian Assets or in connection with the Plains Permian Business under any Environmental Law and (iii) to the Knowledge of the Plains Parents, there has been no Release of, or exposure to, any Hazardous Materials on, at, under, to or from any of the Plains Permian Assets or in connection with the Plains Permian Business that could reasonably be expected to result in liability under any Environmental Law; and

(e)           no member of the Company Group has assumed, or provided a currently valid indemnity against, any known liability of any other Person under any Environmental Laws.

Notwithstanding any other provision in this Agreement, the representations and warranties in this Section 4.14 are the only representations and warranties in this Agreement with respect to Environmental Laws and any environmental matters given by the Plains Parents.

4.15         Joint Ventures.

(a)           To the Knowledge of the Plains Parents, as of the Signing Date, the Plains Joint Venture is duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the Laws of its jurisdiction of organization.

(b)           Schedule 4.15(b) of the Plains Disclosure Schedules sets forth the name and jurisdiction of the Plains Joint Venture and the authorized, issued and outstanding capital stock or other equity interest of the Plains Joint Venture directly owned of record by a Plains Party (the “Plains Joint Venture Interests”). To the Knowledge of the Plains Parents, all of the Plains Joint Venture Interests are duly authorized, validly issued, fully paid and non-assessable (to the extent such concepts are applicable) and free and clear of all Encumbrances, other than those that may be imposed by federal or state securities Laws and any transfer restrictions contained in the organizational or governing documents of the Plains Joint Venture. Except as set forth in the organizational or governing documents of the Plains Joint Venture, to the Knowledge of the Plains Parents, as of the Signing Date, there is no other capital stock or other equity security of the Plains Joint Venture authorized, issued, reserved for issuance or outstanding and no outstanding or authorized options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), calls or commitments of any character whatsoever to which the Plains Joint Venture is a party or may be bound requiring the issuance, delivery or sale of shares of capital stock or other equity interests of the Plains Joint Venture.

4.16         Trading Activities. The Plains Parents have made available to Oryx true, correct and complete copies of Appendices B and C of that certain Plains All American GP LLC Risk Management Policy (Version 9), dated as of August 2020 (the “Plains Trading and Risk Management Policies”), and the Plains Parents are in compliance with the trading and risk management policies contained therein with respect to the Plains Permian Business in all material respects.

4.17         Independent Investigation. THE PLAINS PARENTS ACKNOWLEDGE AND AGREE THAT (A) THEY HAVE MADE THEIR OWN INDEPENDENT EXAMINATION, INVESTIGATION, ANALYSIS AND EVALUATION OF THE ORYX PERMIAN BUSINESS, THE ORYX GROUP AND ORYX PERMIAN ASSETS, LIABILITIES, RESULTS OF OPERATIONS, FINANCIAL CONDITION, TECHNOLOGY AND PROSPECTS, (B) THEY HAVE BEEN PROVIDED ACCESS TO PERSONNEL, PROPERTIES, PREMISES AND RECORDS WITH RESPECT TO THE ORYX PERMIAN BUSINESS, THE ORYX PERMIAN ASSETS AND THE ORYX GROUP FOR SUCH PURPOSE AND HAVE RECEIVED AND REVIEWED SUCH INFORMATION AND HAVE HAD A REASONABLE OPPORTUNITY TO ASK QUESTIONS OF AND RECEIVE ANSWERS RELATING TO SUCH MATTERS AS THEY DEEMED NECESSARY OR APPROPRIATE TO CONSUMMATE THE CONTEMPLATED TRANSACTIONS, (C) THEY HAVE SUCH KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT THEY ARE CAPABLE OF EVALUATING THE MERITS AND RISKS OF THE TRANSACTIONS CONTEMPLATED HEREBY AND (D) ORYX HAS DELIVERED OR MADE AVAILABLE TO THE PLAINS PARENTS OR THEIR AFFILIATES OR REPRESENTATIVES, AS APPLICABLE, ALL INFORMATION WHICH THE PLAINS PARENTS OR ANY SUCH AFFILIATES OR REPRESENTATIVES HAVE REQUESTED FOR THE PURPOSE OF DECIDING WHETHER OR NOT TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS.

4.18         Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT OR IN ANY OTHER TRANSACTION DOCUMENT, THE PLAINS PARTIES EXPRESSLY DISCLAIM, ON THEIR BEHALF AND ON BEHALF OF THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES, (A) ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, WITH RESPECT TO SUCH PERSONS AND THEIR AFFILIATES OR THE CONTEMPLATED TRANSACTIONS, INCLUDING WITH RESPECT TO (I) THE DISTRIBUTION OF OR RELIANCE ON ANY INFORMATION, DISCLOSURE OR DOCUMENT OR OTHER MATERIAL MADE AVAILABLE TO MIDDLE CADENCE, ORYX OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES IN ANY DATA ROOM, MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE CONTEMPLATED TRANSACTIONS, OR OTHERWISE RELATING IN ANY WAY TO THE PLAINS PERMIAN BUSINESS, THE PLAINS PERMIAN ASSETS, OR THE COMPANY GROUP, (II) ANY ESTIMATES OF THE VALUE OF THE PLAINS PERMIAN BUSINESS, THE PLAINS PERMIAN ASSETS, OR THE COMPANY GROUP, (III) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN, MARKETABILITY, PROSPECTS (FINANCIAL OR OTHERWISE) OR RISKS AND OTHER INCIDENTS OF THE PLAINS PERMIAN BUSINESS, THE PLAINS PERMIAN ASSETS OR THE COMPANY GROUP AND (IV) ANY OTHER DUE DILIGENCE INFORMATION, (B) ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES, AND (C) ALL LIABILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT OR INFORMATION MADE AVAILABLE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO MIDDLE CADENCE, ORYX OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES (INCLUDING OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO MIDDLE CADENCE, ORYX OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES). NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, THE STATEMENTS AND DISCLAIMERS IN THIS SECTION 4.18 SHALL EXPRESSLY SURVIVE THE CLOSING.

Article 5
REPRESENTATIONS AND WARRANTIES OF middle cadence

Except as set forth in the Oryx Disclosure Schedules, Middle Cadence represents and warrants to the Plains Parents:

5.1           Organization of Middle Cadence, Oryx and Oryx Holdings. Each of Middle Cadence, Oryx and Oryx Holdings is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware.

5.2           Oryx Group.

(a)           Organization. Each member of the Oryx Group is duly formed, validly existing and in good standing under the Laws of the respective states of their formation. Each member of the Oryx Group has all requisite company power and authority to own, lease and operate their respective properties and to carry on their respective businesses, except for such failures to have the requisite power and authority that would not reasonably be expected to have an Oryx Material Adverse Effect.

(b)           Qualification. Each member of the Oryx Group is duly qualified or licensed to do business and in good standing in all jurisdictions in which the property owned, leased or operated by each such Person, as applicable, or the conduct of the business of each such Person requires such qualification or licensing, except for such failures to be so qualified and licensed that would not reasonably be expected to have an Oryx Material Adverse Effect.

(c)           Ownership and Interests. Immediately prior to giving effect to the Contemplated Transactions, (i) Oryx directly owns all of the limited liability company membership interests in Oryx Wink Marketing and Oryx Permian Marketing and (ii) after giving effect to the transactions contemplated by the Middle Cadence Contribution Agreement, Oryx Holdings directly owns all of the limited liability company membership interests in Oryx, in each case free and clear of all Encumbrances, other than those that may be imposed by federal or state securities Laws. Schedule 5.2(c) of the Oryx Disclosure Schedules sets forth a true, correct and complete list of all Persons in which Oryx Holdings or Oryx directly or indirectly owns any equity interest (together with Oryx, the “Oryx Group”).

(d)           Rights to Acquire Equity. Except as contemplated by this Agreement, with respect to the Oryx Group, there are no outstanding (i) securities of any such Person that are convertible into or exchangeable for stock, membership interests or other voting securities of any of such Persons, (ii) options or other rights to acquire from such Person, or obligation of such Person to issue or sell, any shares of stock, membership interests or voting securities of such Person or any securities convertible into or exchangeable for such shares of stock, membership interests or voting securities or (iii) equity equivalents or other similar rights of or with respect to such Person.

5.3           Organizational Documents. Middle Cadence has made available to the Company and PPLP true, correct and complete copies of the organizational documents of Oryx Holdings and each member of the Oryx Group.

5.4           Authority. Middle Cadence, Oryx Holdings and each member of the Oryx Group has, or will have prior to the taking of such action, the requisite organizational power and authority to execute, deliver and perform each Transaction Document to which it is or will be a party. The execution, delivery and performance by each such Person of each Transaction Document to which it is or will be a party and the consummation by each such Person of the transactions contemplated thereby, have been, or will be prior to the taking of such action, duly authorized by all necessary organizational power of each such Person. Each Transaction Document to which Middle Cadence, Oryx Holdings or a member of the Oryx Group is or will be a party, has been, or will be prior to the taking of such action, duly executed and delivered by each such Person, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) constitutes a valid and legally binding obligation of such Person, as the case may be, enforceable against such Person in accordance with its terms, except as such enforceability may be limited by the Enforceability Limitations.

5.5           No Conflict. The execution, delivery and performance of each Transaction Document to which it is, or will be a party by each of Middle Cadence, Oryx Holdings and each member of the Oryx Group and the consummation by such Persons of the transactions contemplated thereby do not and will not:

(a)           violate or breach the certificate of formation, limited partnership agreement, limited liability company agreement or other organizational documents of such Person;

(b)           to the Knowledge of Oryx, violate or breach any Law binding upon such Person, except for such violations or breaches that would not reasonably be expected to have an Oryx Material Adverse Effect; or

(c)           to the Knowledge of Oryx, (i) result in any breach of, (ii) constitute a default under, (iii) give to any third party any rights of termination, acceleration or cancellation (including with notice, the passage of time, or both) of, or (iv) result in the creation of any Encumbrance with respect to any of the assets of any member of the Oryx Group pursuant to, any note, bond, mortgage, deed of trust, indenture, contract, agreement, lease, license, Permit or other instrument to which any such Person is a party or by which any of such Persons’ assets are bound or affected, except for such breaches, defaults, rights and Encumbrances that would not reasonably be expected to have an Oryx Material Adverse Effect.

5.6           Consents and Approvals. No Governmental Approval and no consent or approval of, notification to, or filing with, any other third party, is required to be made or obtained by Middle Cadence, Oryx Holdings or any member of the Oryx Group in connection with the execution, delivery and performance by any of such Persons of any Transaction Document to which it is or will be a party or the consummation by it of the transactions contemplated thereby, except for (a) the filing of a premerger notification report under the HSR Act, (b) the filing of the certificates of merger, conversion and formation contemplated by Sections 2.1 and 2.2 and (c) such other Governmental Approvals, consents, approvals, notifications to and filings with any other third party, the failure of which to make or obtain that would not reasonably be expected to have an Oryx Material Adverse Effect.

5.7           Brokerage Fees. None of the Oryx Parties or any of their respective Affiliates has retained any financial advisor, broker, agent or finder on account of this Agreement or the transactions contemplated hereby for which the Plains Parties or any member of the Company Group or the Oryx Group will be liable.

5.8           Financial Statements.

(a)          Schedule 5.8(a) of the Oryx Disclosure Schedules sets forth true, correct and complete copies of the (i) audited consolidated balance sheet of Oryx as of December 31, 2020 and December 31, 2019 and (ii) the audited consolidated statements of operations, changes in member’s equity and cash flows of Oryx for the 12-month period ended December 31, 2020 and for the period from March 25, 2019 to December 31, 2019 (the “Oryx Financial Statements”). The Oryx Financial Statements (A) have been prepared based upon the books of account and other financial records of Oryx and its Affiliates, (B) have been prepared in accordance with GAAP and (C) fairly present in all material respects the financial position and performance of the Oryx Group as of the respective dates thereof.

(b)          As of the Closing Date, the Oryx Group has no liabilities that would be required to be disclosed on a consolidated balance sheet prepared in accordance with GAAP, other than (i) liabilities reflected in the Oryx Financial Statements, (ii) liabilities that are incurred in the ordinary course of business following December 31, 2020 or (iii) liabilities included in the calculation of Oryx Closing Working Capital.

5.9           Compliance with Laws; Legal Proceedings.

(a)          Except as to matters that would not reasonably be expected to have an Oryx Material Adverse Effect, to the Knowledge of Oryx, the Oryx Group is in compliance with all applicable Laws.

(b)          As of the Signing Date, there are no Proceedings pending or, to the Knowledge of Oryx, threatened against any member of the Oryx Group, except such Proceedings that if resolved adversely to such Persons would not reasonably be expected to have an Oryx Material Adverse Effect.

(c)          Other than with respect to the Oryx Joint Venture, Oryx or one or more of its Affiliates have filed all tariffs necessary for the operation of the pipelines listed on Schedule 5.11(a) of the Oryx Disclosure Schedules with the relevant Governmental Bodies, such tariffs are in full force and effect and the Oryx Group is in compliance with the terms and conditions of such tariffs in all material respects.

5.10        Permits. As of the Signing Date, the Oryx Group has all material Permits that, to the Knowledge of Oryx, are necessary for the conduct of the Oryx Permian Business, other than those Permits for which the failure to possess would not reasonably be expected to have an Oryx Material Adverse Effect. Prior to the Closing, Oryx shall have the right, but not the obligation, to provide to Plains updated Oryx Disclosure Schedules (a) reflecting any such Permits acquired or terminated by any member of the Oryx Group after the Signing Date in compliance with Section 6.2 or that have expired after the Signing Date in accordance with their terms and (b) adding any immaterial omissions or correcting of any immaterial errors in the Oryx Disclosure Schedules with respect to this Section 5.10 that come to the Knowledge of Oryx after the Signing Date, and, in each case, such Oryx Disclosure Schedules shall be deemed updated for all purposes hereunder.

5.11        Title to Properties and Assets.

(a)          Schedule 5.11(a) of the Oryx Disclosure Schedules sets forth a true, correct and complete list of the major pipeline and gathering systems included in the Oryx Permian Assets. The Oryx Permian Assets constitute, in all material respects, all assets, properties and rights owned, used or held for use by the Oryx Group or their Affiliates as of the Signing Date in connection with the Covered Activities.

(b)          Except as would not reasonably be expected to have an Oryx Material Adverse Effect, each member of the Oryx Group owns and has good and valid fee simple title to, a valid and subsisting leasehold, subleasehold or licensee interest in or such other rights to easements, rights of way and other real property interests as are necessary for, or are used, as of the Signing Date, in the conduct of, the Oryx Permian Business and none of such real property interests are subject to options or rights of first refusal to purchase the Oryx Permian Business or any interest therein. There are no eminent domain or other similar Proceedings pending or, to the Knowledge of Oryx, threatened in writing by any Governmental Body, affecting a material portion of any real property included in the Oryx Permian Assets. Prior to the Closing, Oryx shall have the right, but not the obligation, to provide to Plains Parents updated Oryx Disclosure Schedules (i) with respect to any real property acquired or terminated by any member of the Oryx Group after the Signing Date in compliance with Section 6.2 or that have expired after the Signing Date in accordance with their terms and (ii) adding any immaterial omissions or correcting of any immaterial errors in the Oryx Disclosure Schedules with respect to this Section 5.11(b) that come to the Knowledge of Oryx after the Signing Date, and, in each case, such Oryx Disclosure Schedules shall be deemed updated for all purposes hereunder.

5.12          Taxes.

(a)          Except as would not reasonably be expected to have an Oryx Material Adverse Effect:

(i)               all Tax Returns that are required to have been filed with respect to the Oryx Permian Assets or any member of the Oryx Group have been filed and all such Tax Returns are correct and complete in all respects; and

(ii)              all Taxes required to have been paid with respect to the Oryx Permian Assets or any member of the Oryx Group have been timely paid.

(b)         There are no Encumbrances (other than statutory liens for Taxes not yet delinquent or the amount or validity of which is being contested in good faith) on any of the Oryx Permian Assets that arose in connection with any failure to pay any Tax.

(c)         For U.S. federal income Tax purposes, each member of the Oryx Group is properly classified as a partnership or as an entity disregarded as separate from Oryx.

(d)         The Oryx Group is not (i) subject to any ongoing Tax audits or extensions of statute of limitations, (ii) party to a Tax sharing agreement (excluding any commercial agreements or contracts that are not primarily related to Taxes) or (iii) liable for Taxes of any person who is not a member of the Oryx Group by law, contract or otherwise.

Notwithstanding any other provision in this Agreement, (i) the representations and warranties in this Section 5.12 and Section 5.13 are the sole and exclusive representations and warranties of Oryx in this Agreement with respect to Tax matters and (ii) Oryx does not make any representation or warranty with respect to the existence, availability, amount, usability or limitations (or lack thereof) of any net operating loss, net operating loss carryforward, capital loss, capital loss carryforward, basis amount, Tax credit carryforward or any other Tax attribute or Tax asset of any Person in respect of any taxable period (or portion thereof) beginning after the Closing.

5.13          Employee and Benefits Matters.

(a)          Oryx has made available to the Company and PPLP a true and complete schedule of all Oryx Business Employees as of the Signing Date (other than Brett Wiggs and Karl Pfluger), setting forth for each individual the following information: (i) name; (ii) employer(s); (iii) work location; (iv) job title; (v) hire date; (vi) annualized base salary or hourly wage; (vii) status as exempt or non-exempt under the Fair Labor Standards Act or similar state or local Laws; (viii) eligibility for commission, bonus and variable compensation opportunities, and, if applicable, current accruals therefor; (ix) eligibility to receive any severance benefits and the applicable severance amount; (x) details of any visa, as applicable; and (xi) leave status (including reason for leave and expected date of return) (the “Oryx Business Employee Schedule”).

(b)          No member of the Oryx Group does, or since its formation has, (i) employed any individuals or (ii) maintained, sponsored, contributed to, or been required to contribute to, any Plan. No member of the Oryx Group is a party to or bound by any collective bargaining agreement or other Contract with any Labor Organization.

(c)          Neither Oryx nor any of their affiliates with respect to the Oryx Business Employees, and no member of the Oryx Group, has ever received written notice of any investigation by a Governmental Body responsible for the enforcement of labor or employment regulations or any Proceeding relating to labor or employment matters, and no such investigation or Proceeding is reasonably expected to occur, or to the Knowledge of Oryx, has been threatened.

(d)          The Oryx Group, and with respect to the Oryx Business Employees, Oryx and its affiliates, have complied, in all material respects, with all labor and employment Laws and immigration Laws, as applicable.

(e)          None of Oryx or any of its ERISA Affiliates has, in the last six years, sponsored or contributed to, or had any obligation (contingent or otherwise) to contribute to, any employee benefit plan within the meaning of Section 3(3) of ERISA that is or has been subject to the minimum funding requirements of Section 412 of the Code or subject to Title IV of ERISA.

5.14          Material Contracts.

(a)          Schedule 5.14(a) of the Oryx Disclosure Schedules sets forth a true, correct and complete list of each of the following Contracts in effect to which any member of the Oryx Group is a party (collectively, the “Oryx Material Contracts”):

(i)               each Contract forming or establishing any partnership or joint venture;

(ii)              each Contract that (A) contains a material covenant not to compete or (B) materially restricts the location in which any Oryx Permian Assets are or may be located;

(iii)            (A) each Contract that grants to any Person a right to purchase or otherwise acquire (including rights of first refusal, options or similar rights) any equity interests in any member of the Oryx Group or any assets material to the Oryx Permian Business and (B) each Contract that will grant, following Closing, any Person a right to purchase or otherwise acquire (including rights of first refusal, options or similar rights) any equity interests in the Company, the Marketing Subsidiary or the Pipeline Subsidiary;

(iv)            each commercial Contract involving an acreage dedication or estimated acreage component for the top 15 customers of the Oryx Permian Business determined based on total dedicated and estimated acreage of such customers;

(v)             each Contract for Indebtedness that is an Oryx Permian Asset or which imposes any Encumbrance on any Oryx Permian Asset as security for such Indebtedness;

(vi)            each Contract that constitutes a (A) storage agreement, (B) transportation agreement or (C) capacity lease agreement, in each case, expected to result in aggregate revenues in excess of $1,000,000 per year;

(vii)           each Contract that constitutes a connection agreement with respect to which there was average daily throughput greater than 10,000 barrels per day of uncommitted volumes during the month of May 2021; and

(viii)          each real property lease or easement requiring payment in an amount greater than $1,000,000 per year; and

(ix)             each Material Marketing Contract.

(b)          Each of the Oryx Material Contracts is a valid and binding obligation of the applicable member of the Oryx Group that is a party thereto, and is in full force and effect and enforceable in accordance with its terms against such Person and, to the Knowledge of Oryx, the other parties thereto, except, in each case, (i) where the failure to be so would not reasonably be expected to have an Oryx Material Adverse Effect and (ii) as such enforceability may be limited by the Enforceability Limitations. Oryx has made available to the Company and PPLP a true, correct and complete copy of each Oryx Material Contract which Oryx has the right to provide to PPLP or the Company under the terms of such Oryx Material Contract (or any other applicable confidentiality agreement) and applicable Law.

(c)          Neither the applicable member of the Oryx Group, nor, to the Knowledge of Oryx, any other party to any Oryx Material Contract is in default or breach in any material respect under the terms of such Oryx Material Contract and, to the Knowledge of Oryx, no event has occurred that (with the giving of notice or the passage of time or both) would constitute a breach or default in any material respect by any party to a Oryx Material Contract.

(d)         Each of the First Purchase Contracts is a valid and binding obligation of Oryx and is in full force and effect and enforceable in accordance with its terms against Oryx and, to the Knowledge of Oryx, the other parties thereto, except, in each case, (i) where the failure to be so would not reasonably be expected to have an Oryx Material Adverse Effect and (ii) as such enforceability may be limited by the Enforceability Limitations. Oryx has made available to PPLP and PMLP a true, correct and complete copy of each of the First Purchase Contracts which Oryx has the right to provide to PPLP and PMLP or the Company under the terms of such First Purchase Contract. Neither Oryx nor any of its Affiliates nor, to the Knowledge of Oryx, any other party to a First Purchase Contract is in default or breach in any material respect under the terms of such First Purchase Contract and, to the Knowledge of Oryx, no event has occurred that (with the giving of notice or the passage of time or both) would constitute a breach or default in any material respect by any party to any First Purchase Contract. Other than the First Purchase Contracts, there are no other agreements to which Oryx or any Affiliate thereof is a party that relates to marketing with respect to the Oryx Permian Business.

(e)          Schedule 5.14(e) of the Oryx Disclosure Schedules sets forth, as of the Signing Date, a true, correct and complete list and description of (i) all ongoing and committed capital projects related to the Oryx Permian Business that are reasonably expected to involve expenditures greater than or equal to $2,500,000 and (ii) the amount of all unfunded capital commitments with respect to such capital projects.

(f)          Prior to the Closing, Oryx shall have the right, but not the obligation, to provide to the Plains Parents updated Oryx Disclosure Schedules (i) reflecting any such Oryx Material Contracts acquired or terminated by any member of the Oryx Group after the Signing Date in compliance with Section 6.2 or that have expired after the Signing Date in accordance with their terms and (ii) adding any immaterial omissions or correcting of any immaterial errors in the Oryx Disclosure Schedules with respect to this Section 5.14 that come to the Knowledge of Oryx after the Signing Date, and, in each case, such Oryx Disclosure Schedules shall be deemed updated for all purposes hereunder.

5.15         Environmental Matters. Except as to matters that would not reasonably be expected to have an Oryx Material Adverse Effect:

(a)          the Oryx Group is and, during the last 18 months, has been in compliance with all applicable Environmental Laws;

(b)          the Oryx Group possesses all Permits required under Environmental Laws for their operations as currently conducted and is and, during the last 18 months has been, in compliance with the terms of such Permits, such Permits are in full force and effect, and there is no Proceeding pending or, to the Knowledge of Oryx, threatened that seeks the revocation, cancellation, suspension or adverse modification thereof;

(c)          the Oryx Permian Assets are not subject to any pending or, to the Knowledge of Oryx, threatened Proceeding arising under any Environmental Law, nor has the Oryx Group or any of its Affiliates received, within the last 18 months, any written and pending notice, citation, request for information, order, complaint or demand from any Governmental Body or any other Person alleging a violation of or liability arising under any Environmental Law with respect thereto;

(d)          (i) there is no remediation that is ongoing at any of the properties of the Oryx Group, or in connection with the Oryx Group’s operations, (ii) there is no further material remediation required to be conducted at any of the properties of the Oryx Group or in connection with the Oryx Group’s operations under any Environmental Law and (iii) to the Knowledge of Oryx, there has been no Release of, or exposure to, any Hazardous Materials on, at, under, to or from any of the Oryx Permian Assets or in connection with the Oryx Group’s operations that could reasonably be expected to result in liability under any Environmental Law; and

(e)          No member of the Oryx Group has assumed, or provided a currently valid indemnity against, any known liability of any Person under any Environmental Laws.

Notwithstanding any other provision in this Agreement, the representations and warranties in this Section 5.15 are the only representations and warranties in this Agreement with respect to Environmental Laws and any environmental matters given by Oryx.

5.16         Joint Ventures.

(a)          To the Knowledge of Oryx, as of the Signing Date, each of the Oryx Joint Ventures is duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the Laws of its jurisdiction of organization.

(b)          Schedule 5.16(b) of the Oryx Disclosure Schedules sets forth the name and jurisdiction of each of the Oryx Joint Ventures and the authorized, issued and outstanding capital stock or other equity interest of each Oryx Joint Venture directly owned of record by a member of the Oryx Group (the “Oryx Joint Venture Interests”). To the Knowledge of Oryx, all of the Oryx Joint Venture Interests are duly authorized, validly issued, fully paid and non-assessable (to the extent such concepts are applicable) and free and clear of all Encumbrances, other than those that may be imposed by federal or state securities Laws and any transfer restrictions contained in the organizational or governing documents of such Oryx Joint Ventures. Except as set forth in the organizational or governing documents of the Oryx Joint Ventures, to the Knowledge of Oryx, as of the Signing Date, there is no other capital stock or other equity security of any Oryx Joint Venture authorized, issued, reserved for issuance or outstanding and no outstanding or authorized options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), calls or commitments of any character whatsoever to which any Oryx Joint Venture is a party or may be bound requiring the issuance, delivery or sale of shares of capital stock or other equity interests of any Oryx Joint Venture.

5.17         Financing; Commitment Letter.

(a)          Oryx has delivered to the Plains Parents a true, correct and complete copy of the Debt Commitment Letter. The amounts to be provided pursuant to the Debt Commitment Letter will be sufficient for Oryx, when required and when taken together with other cash sources available to Oryx, to effectuate the Oryx Refinancing and pay all other amounts payable pursuant to this Agreement and the other Transaction Documents or otherwise necessary to consummate the transactions contemplated hereby and thereby (including fees and expenses relating to the financings described in the Debt Commitment Letter).

(b)          Oryx also has delivered to Plains Parent a complete and correct copy of the executed fee letter on the date hereof that relates to the Oryx’s Debt Financing as redacted in a customary manner (i.e., redacted as to pricing, economic market flex and other customarily redacted provisions); provided, that the redacted pricing, market flex and other provisions that are customarily redacted set forth therein do not adversely affect the availability or conditionality of the Debt Financing at Closing) (as amended, modified, supplemented, replaced or extended from time to time after the date of this Agreement in accordance with Section 6.16, the “Fee Letter”).

(c)          Subject to the Enforceability Limitations, the Debt Commitment Letter is (solely in the case of the parties thereto other than Oryx and its Affiliates, to the Knowledge of Oryx) valid, binding and in full force and effect and (solely in the case of the parties thereto other than Oryx and its Affiliates, to the Knowledge of Oryx) no event has occurred which, with or without notice, lapse of time or both, would either constitute or reasonably be expected to constitute a breach or default under the Debt Commitment Letter. As of the date hereof, Oryx has paid (or caused to be paid) all fees or other amounts due and owing as of the date hereof in connection with the Debt Commitment Letter pursuant to the terms thereof. As of the date hereof, no termination of the Debt Commitment Letter is contemplated by Oryx or, to the Knowledge of Oryx, any other party thereto and Oryx has no reason to believe that the Debt Financing will not be provided or made available to Oryx at or prior to the time contemplated hereunder for the Closing. Oryx has not entered into any side letters or other contracts, understandings, agreements or arrangements affecting the conditionality and availability of the funding under the Debt Financing, other than as expressly set forth in the Debt Commitment Letter delivered to the Plains Parents. As of the date hereof, neither of the Debt Commitment Letter or Fee Letter has been amended or modified other than in accordance with this Agreement, and no such amendment or modification is contemplated, and the commitments set forth in the Debt Commitment Letter have not been withdrawn or rescinded. No Person has any right to impose, and neither Oryx nor any other party to the Debt Commitment Letter has an obligation to accept, any condition precedent to such funding other than those set forth in the Debt Commitment Letter delivered on the date hereof, nor any reduction to the aggregate amount contemplated under Debt Commitment Letter delivered on the date hereof (nor any term or condition that would have the effect of reducing the aggregate amount contemplated on the date hereof under the Debt Financing).

5.18         Trading Activities. Oryx is in compliance with the trading and risk management policies contained in the Plains Trading and Risk Management Policies with respect to the Oryx Permian Business in all material respects.

5.19        Independent Investigation. EACH OF THE ORYX PARTIES ACKNOWLEDGE AND AGREE THAT (A) IT HAS MADE ITS OWN INDEPENDENT EXAMINATION, INVESTIGATION, ANALYSIS AND EVALUATION OF THE PLAINS PERMIAN BUSINESS, THE PLAINS PERMIAN ASSETS, THE COMPANY GROUP AND RELATED LIABILITIES, RESULTS OF OPERATIONS, FINANCIAL CONDITION, TECHNOLOGY AND PROSPECTS, (B) IT HAS BEEN PROVIDED ACCESS TO PERSONNEL, PROPERTIES, PREMISES AND RECORDS WITH RESPECT TO THE PLAINS PERMIAN BUSINESS, THE PLAINS PERMIAN ASSETS AND THE COMPANY GROUP FOR SUCH PURPOSE AND HAS RECEIVED AND REVIEWED SUCH INFORMATION AND HAS HAD A REASONABLE OPPORTUNITY TO ASK QUESTIONS OF AND RECEIVE ANSWERS RELATING TO SUCH MATTERS AS IT DEEMED NECESSARY OR APPROPRIATE TO CONSUMMATE THE CONTEMPLATED TRANSACTIONS, (C) IT HAS SUCH KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT IT IS CAPABLE OF EVALUATING THE MERITS AND RISKS OF THE TRANSACTIONS CONTEMPLATED HEREBY AND (D) THE PLAINS PARENTS HAVE DELIVERED OR MADE AVAILABLE TO THE ORYX PARTIES OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, AS APPLICABLE, ALL INFORMATION WHICH ANY SUCH PARTY OR ANY SUCH AFFILIATES OR REPRESENTATIVES HAVE REQUESTED FOR THE PURPOSE OF DECIDING WHETHER OR NOT TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS.

5.20        Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT OR IN ANY OTHER TRANSACTION DOCUMENT, ORYX EXPRESSLY DISCLAIMS, ON ITS BEHALF AND ON BEHALF OF ITS AFFILIATES AND REPRESENTATIVES, (A) ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, WITH RESPECT TO SUCH PERSONS AND THEIR AFFILIATES OR THE CONTEMPLATED TRANSACTIONS, INCLUDING WITH RESPECT TO (I) THE DISTRIBUTION OF OR RELIANCE ON ANY INFORMATION, DISCLOSURE OR DOCUMENT OR OTHER MATERIAL MADE AVAILABLE TO THE PLAINS PARENTS OR ANY OF THEIR AFFILIATES OR REPRESENTATIVES IN ANY DATA ROOM, MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE CONTEMPLATED TRANSACTIONS, OR OTHERWISE RELATING IN ANY WAY TO THE ORYX PERMIAN BUSINESS, THE ORYX PERMIAN ASSETS OR THE ORYX GROUP, (II) ANY ESTIMATES OF THE VALUE OF THE ORYX PERMIAN BUSINESS, THE ORYX PERMIAN ASSETS OR THE ORYX GROUP, (III) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN, MARKETABILITY, PROSPECTS (FINANCIAL OR OTHERWISE) OR RISKS AND OTHER INCIDENTS OF THE ORYX PERMIAN BUSINESS, THE ORYX PERMIAN ASSETS OR THE ORYX GROUP AND (IV) ANY OTHER DUE DILIGENCE INFORMATION, (B) ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES, AND (C) ALL LIABILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT OR INFORMATION MADE AVAILABLE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO THE PLAINS PARENTS OR ANY OF THEIR AFFILIATES OR REPRESENTATIVES (INCLUDING OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO THE PLAINS PARENTS OR ANY OF THEIR AFFILIATES OR REPRESENTATIVES). NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, THE STATEMENTS AND DISCLAIMERS IN THIS SECTION 5.20 SHALL EXPRESSLY SURVIVE THE CLOSING.

Article 6
COVENANTS AND AGREEMENTS

6.1           Plains Conduct of Business Pending the Mergers.

(a)         Except as set forth on Schedule 6.1 of the Plains Disclosure Schedules, as expressly required or expressly permitted by this Agreement, as may be required by applicable Law or otherwise consented to in writing by Oryx, the Plains Parents covenant and agree that during the Interim Period (x) solely with respect to the Plains Permian Business or Plains Permian Assets, they shall, and (y) they shall cause the members of the Company Group to conduct their respective businesses in the ordinary course consistent with past practice and use commercially reasonable efforts to (i) preserve intact their respective present business organizations and (ii) preserve the present relationships with those Persons having business relationships with the Plains Permian Business.

(b)         Without limiting the generality of Section 6.1(a), except as set forth on Schedule 6.1 of the Plains Disclosure Schedules, as expressly required or expressly permitted by this Agreement, as may be required by applicable Law or otherwise consented to in writing by Oryx, the Plains Parents covenant and agree that during the Interim Period (x) they shall not permit any member of the Company Group to take any of the following actions, (y) they shall not take any of the actions set forth in clause (x), clause (xiv) or clause (xv) (as it relates to clause (x) or clause (xiv)) and (z) solely with respect to the Plains Permian Business or the Plains Permian Assets, they shall not take any of the actions listed in clauses (iii) through (vii) or clause (xv) (as it relates to clauses (iii) through (vii)):

(i)               amend the organizational documents of any such Person;

(ii)              effect any recapitalization, reclassification, equity interest split, combination or similar change in the capitalization of any such Person or issue or grant any equity interest to any Person;

(iii)            other than in the ordinary course of business, (A) create, incur, guarantee, or assume any indebtedness for borrowed money or otherwise become liable or responsible for the obligations of any other Person; (B) make any loans, advances, or capital contributions to, or investments in, any other Person; or (C) mortgage or pledge any of the assets used in the Plains Permian Business;

(iv)            other than in the ordinary course of business, acquire, sell, lease, transfer, or otherwise dispose of, directly or indirectly, any Plains Permian Assets having a value in excess of $10,000,000;

(v)             except in the ordinary course of business consistent with past practice, amend, modify, extend or change, or waive, release, grant, terminate or transfer any material rights under, any Plains Material Contract or Plains Marketing Contract or enter, amend, extend, change, waive, release, grant or transfer any material rights under any Contract that would have been a Plains Material Contract or Plains Marketing Contract if it had been in effect as of the Signing Date;

(vi)            enter into or engage in any speculative hedging transaction or other transaction of a speculative nature that would be in violation of the Plains Trading and Risk Management Policies;

(vii)           other than in the ordinary course of business or as required on an emergency basis or for the safety of individuals or the environment, commit to make any future capital expenditures in excess of $10,000,000 individually or in the aggregate with respect to any of such Persons;

(viii)          change or modify any material accounting policies of any of such Persons in a manner that is inconsistent with past practice in a way that would materially and adversely affect any of such Persons, other than as required by GAAP or a change in applicable Law;

(ix)             change or modify any material Tax elections, settle material Tax audits, extend any statute of limitations or amend any material Tax Returns;

(x)              liquidate, dissolve or wind up the affairs of any of such Persons;

(xi)             establish, adopt, enter into, amend, terminate or take any action to accelerate rights under, any Plan;

(xii)            hire any individual as an employee on the payroll of any of such Persons;

(xiii)           enter into, or become bound by, any collective bargaining agreement or other Contract with any Labor Organization;

(xiv)          other than any agreement with respect to assets that will be conveyed to the Company or any of its Subsidiaries pursuant to one of the Divisive Merger Agreements, enter into any agreement for the acquisition of any assets which acquisition would constitute an AMI Opportunity or Relevant Asset Transaction, in each case as such terms are defined in the Company LLC Agreement as if such agreement was in effect; or

(xv)           agree or commit to take any of the actions described above.

(c)           Nothing in this Agreement shall be construed to (i) limit the Plains Parents or the Company Group’s discretion to operate the Plains Permian Business in the ordinary course during the Interim Period or (ii) give Oryx or any of its Affiliates any ownership rights with respect to any member of the Company Group, the Plains Permian Business or the Plains Permian Assets before the Closing.

6.2           Oryx Conduct of Business Pending the Mergers.

(a)           Except as set forth on Schedule 6.2 of the Oryx Disclosure Schedules, as expressly required or expressly permitted by this Agreement, as may be required by applicable Law or otherwise consented to in writing by PPLP, Oryx covenants and agrees that, during the Interim Period, it shall cause each member of the Oryx Group to, conduct their respective businesses in the ordinary course consistent with past practice and shall use commercially reasonable efforts to (i) preserve intact their respective present business organizations and (ii) preserve the present relationships with those Persons having business relationships with the Oryx Permian Business or the Oryx Group.

(b)           Without limiting the generality of Section 6.2(a), except as set forth on Schedule 6.2 of the Oryx Disclosure Schedules, as expressly required or expressly permitted by this Agreement, as may be required by applicable Law or otherwise consented to in writing by PPLP, Oryx covenants and agrees that, during the Interim Period, it shall not permit any member of the Oryx Group to:

(i)              amend the organizational documents of any such Person;

(ii)             effect any recapitalization, reclassification, equity interest split, combination or similar change in the capitalization of any such Person or issue or grant any equity interest to any Person;

(iii)            other than in the ordinary course of business, (A) create, incur, guarantee, or assume any indebtedness for borrowed money or otherwise become liable or responsible for the obligations of any other Person; (B) make any loans, advances, or capital contributions to, or investments in, any other Person; or (C) mortgage or pledge any of the assets used in the Oryx Permian Business, in each case other than indebtedness, obligations, mortgages or pledges that are repaid, released or terminated, as applicable, at or prior to Closing;

(iv)           other than in the ordinary course of business, acquire, sell, lease, transfer, or otherwise dispose of, directly or indirectly, any Oryx Permian Assets having a value in excess of $5,000,000;

(v)            except in the ordinary course of business consistent with past practice, amend, modify, extend or change, or waive, release, grant, terminate or transfer any material rights under, any Oryx Material Contract or any First Purchase Contract or enter, amend, extend, change, waive, release, grant or transfer any material rights under any Contract that would have been an Oryx Material Contract if it had been in effect as of the Signing Date;

(vi)           enter into or engage in any speculative hedging transaction or other transaction of a speculative nature that would be in violation of the Plains Trading and Risk Management Policies;

(vii)          other than in the ordinary course of business or as required on an emergency basis or for the safety of individuals or the environment, commit to make any future capital expenditures in excess of $5,000,000 individually or in the aggregate with respect to any of such Persons;

(viii)        change or modify any material accounting policies of any of such Persons in a manner that is inconsistent with past practice in a way that would materially and adversely affect any of such Persons, other than as required by GAAP or a change in applicable Law;

(ix)           change or modify any material Tax elections, settle material Tax audits, extend any statute of limitations or amend any material Tax Returns;

(x)            liquidate, dissolve or wind up the affairs of any of such Persons, it being understood that, in anticipation of the consummation of the transactions contemplated by this Agreement, Oryx may take steps in advance of the Closing Date, but otherwise effective during periods following the Closing, to wind up (or partially wind up) its affairs and those of its Affiliates, as the case may be (e.g., termination of office leases, termination of Oryx Benefit Plans, etc.) (the “Oryx Wind Up”), and in each case in a manner that is not contrary to, and would not otherwise impair the Oryx Group’s ability to consummate, the transactions contemplated by this Agreement;

(xi)            establish, adopt, enter into, amend, terminate or take any action to accelerate rights under, any Plan;

(xii)           hire any individual as an employee on the payroll of any of such Persons;

(xiii)          enter into, or become bound by, any collective bargaining agreement or other Contract with any Labor Organization;

(xiv)          other than any agreement with respect to assets that will be conveyed to the Company or any of its Subsidiaries pursuant to the Mergers, enter into any agreement for the acquisition of any assets which acquisition would constitute an AMI Opportunity or Relevant Asset Transaction, in each case as such terms are defined in the Company LLC Agreement as if such agreement was in effect; or

(xv)           agree or commit to take any of the actions described above.

(c)           Nothing in this Agreement shall be construed to (i) limit Oryx’s or the Oryx Group’s discretion to operate the Oryx Permian Business in the ordinary course during the Interim Period or (ii) give PPLP or any of its Affiliates any ownership rights with respect to the any member of the Oryx Group, the Oryx Permian Business or the Oryx Permian Assets before the Closing.

6.3           Notification of Certain Events. Each of Oryx and PPLP shall promptly notify the other of:

(a)            any event, change or effect between the date of this Agreement and the Closing which individually or in the aggregate is reasonably likely to cause or constitute a Plains Material Adverse Effect or an Oryx Material Adverse Effect, as applicable;

(b)           any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(c)            any substantive notice or other written communication from any Governmental Body in connection with the transactions contemplated by this Agreement; and

(d)           any Proceeding (i) commenced or (ii) to the Knowledge of such Party, threatened against, relating to or involving or otherwise affecting any Oryx Party, Plains Party or any of their respective subsidiaries which relates to the consummation of the transactions contemplated by this Agreement;

provided, however, that no such notification (and no other notification required to be given under any other Section of this Agreement) shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement.

6.4           Regulatory and Other Approvals.

(a)            During the Interim Period, each Party shall cooperate with the other Parties and shall use, and shall cause their respective Affiliates to use, their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable to consummate the Contemplated Transactions, including (i) making or causing to be made the filings required of such Party or any of its Affiliates by Law with respect to the Contemplated Transactions, as promptly as is reasonably practicable (and, with respect to the HSR Act, in any event within 15 days after the Signing Date), (ii) cooperating with the other Parties and furnishing to the other Parties all information in such Party’s possession that is necessary in connection with such other Parties’ filings, (iii) causing the expiration or termination of the notice or waiting periods under the HSR Act and any other Laws with respect to the Contemplated Transactions as promptly as is reasonably practicable after the Signing Date, (iv) promptly informing the other Parties of any substantive communication from or to, and any proposed understanding or agreement with, any Governmental Body with respect to any such filings, and permitting the other Parties to review in advance any proposed communication by such Party to any Governmental Body with respect to any such filings, (v) consulting and cooperating with the other Parties in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and opinions to be made or submitted by or on behalf of any Party in connection with any meetings or communications with, or Proceedings involving, any Governmental Body with respect to any such filings, (vi) complying, as promptly as is reasonably practicable, with any requests received from a Governmental Body by such Party or any of its Affiliates under the HSR Act or any other Laws for additional information, documents or other materials with respect to any such filings, (vii) resolving any formal or informal objections of any Governmental Body with respect to any such filings or the Contemplated Transactions and (viii) contesting any threatened preliminary or permanent injunction or other Law, order or Proceeding that would adversely affect the ability of any Party to consummate the Contemplated Transactions (which, for the avoidance of doubt, shall exclude the initiation of any Proceedings against any Governmental Body or any other Person). Notwithstanding the foregoing, nothing in this Section 6.4 or otherwise in this Agreement or the other Transaction Documents shall require any Party to propose, negotiate, effect or agree to, the sale, divestiture, license or other disposition of any assets or businesses of the Plains Parents, Oryx or their respective Affiliates or otherwise take any action that limits the freedom of action with respect to, or the ability of any Person to retain any of the businesses, product lines or assets of, the Plains Parents, Oryx, or their respective Affiliates.

(b)           No Party shall participate in or agree to participate in any communication or meeting with any Governmental Body in respect of any filings contemplated by Section 6.4(a) or investigation or other inquiry in connection therewith unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Body, affords the other Parties the opportunity to attend and participate in such communication or meeting. Each Party shall cooperate with the other Parties, using their respective commercially reasonable efforts, to decide the tactics and strategies regarding any and all discussions, submissions, communications and meetings with, and any Proceedings involving, any Governmental Body regarding any of the actions set forth in this Section 6.4, provided, however, that, in the event of a disagreement between the Parties as to such tactics or strategy, each Party shall use its commercially reasonable efforts for a reasonable period of time not to exceed the lesser of (i) 10 Business Days and (ii) the response deadline imposed by such Governmental Body to resolve such disagreement and, absent a resolution, PPLP shall be entitled to ultimately direct and decide such tactics and strategies (after considering, in good faith, the views of Oryx) with respect to any actions related to satisfying the condition set forth in Section 7.1(a), except that any decision or action involving the sale, divestiture, license or disposition of Plains Permian Assets or Oryx Permian Assets or the termination of any contracts relating to the Plains Permian Assets or Oryx Permian Assets shall at all times be subject to the mutual agreement of the Parties. Each Party shall provide the other Parties with copies of all substantive correspondence, whitepapers and communications between such Party or any of its Representatives, on the one hand, and any Governmental Body, on the other hand, with respect to the Contemplated Transactions. Notwithstanding anything to the contrary in this Section 6.4, (i) each Party may redact from any materials provided to the other Parties pursuant to this Section 6.4 any references to the valuation of the Company or any interest therein, the Plains Permian Business, the Oryx Permian Business, the Company Group or the Oryx Group or any information governed by the attorney-client privilege, the work product doctrine or any similar privilege, and (ii) each Party may, as it determines is reasonably necessary, designate competitively sensitive material provided to another Party pursuant to this Section 6.4 as “Outside Counsel Only,” which materials and the information contained therein shall be provided only to the receiving Party’s outside legal counsel and shall not be disclosed by such outside counsel to any of the receiving Party’s directors, officers, employees or members without the prior written consent of the disclosing Party.

(c)           PPLP shall be responsible for bearing 65%, and Oryx shall be responsible for bearing 35%, of all of the filing fees required to be paid in connection with the filings contemplated by this Section 6.4.

6.5           Access.

(a)           During the Interim Period, provided that the Party seeking access is not in breach of this Agreement, Oryx shall provide the Plains Parents and their Affiliates and their respective offices, directors, managers, advisors and other consultants (“Representatives”), and PPLP shall provide Oryx and its Affiliates and Representatives, in each case, with reasonable access, upon reasonable prior written notice and during normal business hours, to the Plains Permian Assets and the Oryx Permian Assets and to the books and records relating to the Plains Permian Business or the Oryx Permian Business, as such requesting Party may from time to time reasonably request in writing, in each case only to the extent that such access (i) will not unreasonably interfere with the Plains Permian Business or the Oryx Permian Business, as applicable, or any health, safety or security rules, regulations, requirements or instructions of the Party providing access or their respective Affiliates and (ii) is reasonably related to the requesting Party’s obligations and rights under this Agreement; provided, however, that (A) the Party providing access shall be entitled to have its Representatives present for any communication with or access to the books and records, the Plains Business Employees, the Oryx Business Employees, the Plains Permian Assets and the Oryx Permian Assets, as applicable, and to only provide Competitively Sensitive Information (as defined in the Confidentiality Agreement) in accordance with the terms of the Confidentiality Agreement; (B) the requesting Party shall, and shall cause its Affiliates and Representatives to, observe and fully comply with all health, safety and security rules, regulations, requirements and instructions of the Party providing access, and its Affiliates, as applicable, and the terms and conditions of the Confidentiality Agreement; and (C) no Party may conduct any environmental site assessment, compliance evaluation or investigation with respect to the Plains Permian Business, the Oryx Permian Business, Plains Permian Assets or the Oryx Permian Assets, in each case, without the prior written consent of PPLP, in the case of Oryx and its Affiliates, or Oryx, in the case of the Plains Parents and their Affiliates (in each case, which consent may be provided, conditioned, delayed or withheld in the sole discretion of the Party that receives such a request) and without ongoing consultation with the Party providing access with respect to any such activity. Without limiting the generality of the foregoing and subject to applicable Law, during the Interim Period, Oryx shall provide the Plains Parents and their Representatives any and all reports, information and other data, as reasonably requested by the Plains Parents, that is necessary to establish and maintain reporting and operating systems with respect to the Plains Permian Business and the Oryx Permian Business. In no event shall any Party or any of its Affiliates or Representatives conduct any subsurface investigation or testing of any environmental media.

(b)           Notwithstanding anything to the contrary in this Agreement, no Party nor any of its Affiliates or Representatives shall have any right of access to, and no Party or any of its Affiliates or Representatives shall have any obligation to provide, any information, the disclosure of which could or would (i) jeopardize any privilege (including attorney-client privilege) available to a Party or any member of the Oryx Group or any of their respective Affiliates, as determined in the sole discretion of the Person attempting to protect such privilege, (ii) cause another Party, any member of the Oryx Group or any of their respective Affiliates to breach any fiduciary duty, confidentiality obligation or Contract or (iii) result in a violation of Law. No Party or any of their respective Affiliates or Representatives shall contact or hold discussions with any suppliers, vendors, distributors, customers, sales team members or other employees of another Party or any of its Affiliates (including any member of the Oryx Group) regarding the Contemplated Transactions without, to the extent reasonably practicable, providing prior notice to such other Party. In exercising its rights under this Section 6.5, a Party and its Affiliates and Representatives shall not interfere with the conduct of the Plains Permian Business or the Oryx Permian Business.

6.6            Consents. Following the execution of this Agreement, including after the Closing Date, the Parties will use commercially reasonable efforts, and the Parties will cooperate in good faith with each other, to obtain all third party consents and approvals required in order to consummate the Mergers as promptly as reasonably practicable. All fees and costs required to be paid as a condition to or in connection with receiving such consents will be borne by the Party obtaining such consent. The Parties shall work together in good faith with Rattler OMOG LLC to effectuate amendments to the Limited Liability Company Agreement of OMOG JV LLC (the “OMOG LLCA”) and related agreements that minimize and reduce the scope of the obligations and restrictions set forth in Article III of the OMOG LLCA with respect to the Plains Permian Assets and expansions thereof to the greatest extent reasonably acceptable to Rattler OMOG LLC.

6.7            Confidentiality Agreement. Without limiting the provisions of Section 6.8, each Party shall, and shall cause its Affiliates and Representatives to, hold in confidence all information received by or made available to the other Parties or any of its Affiliates or Representatives pursuant to this Agreement or the other Transaction Documents, including the terms and provisions hereof and thereof, in accordance with the terms and conditions of the Confidentiality Agreement, dated October 22, 2020, between PPLP and Oryx, as amended on April 7, 2021, to, among other things, add PMLP and Stonepeak Partners LP as parties thereto, and as supplemented by the Clean Team Confidentiality Agreement, dated May 11, 2021, among PPLP, PMLP, Oryx and Stonepeak Partners LP (as amended and supplemented, the “Confidentiality Agreement”), which shall continue in full force and effect pursuant to the terms thereof until, and shall terminate upon, the Closing, with the Parties hereby acknowledging that as of the Signing Date Stonepeak Partners LP has delivered a written consent and agreement as to such termination as of the Closing. All such information shall constitute “Confidential Information” as such term is defined in the Confidentiality Agreement, as amended and supplemented.

6.8            Public Announcements. The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Parties prior to the execution of this Agreement and such initial press release shall be released as promptly as reasonably practicable after the execution of this Agreement. Prior to the Closing, no Party (nor any Affiliate of any Party) shall issue or make, or authorize any of its Representatives or Affiliates to issue or make, any press release (other than the initial press release), public statement, interview, article or other media release (including an internet posting, web blog or other electronic publication) regarding the contents of this Agreement or the transactions contemplated hereby or under any other Transaction Document (any such release, statement or disclosure, a “Public Announcement”) without (x) first providing the other Party with an advance copy of such Public Announcement at least two Business Days prior to the time that such Public Announcement is to be made or disclosed and the opportunity to comment thereon and (y) the prior written consent of the other Party, which consent shall not be unreasonably delayed, withheld or conditioned; provided, however, that without limiting the obligation of a Party to provide the other Party with an advance copy and the opportunity to comment in accordance with clause (x) above (except in the case of clauses (c) or (e) immediately following), such consent shall not be required and the foregoing shall not restrict disclosures (a) to the extent necessary for a Party to perform its obligations under this Agreement (including disclosures to Governmental Bodies), (b) to the extent required (upon advice of counsel) by applicable securities or other Laws or regulations or the applicable rules of any national stock exchange having jurisdiction over any of the Parties or their respective Affiliates, (c) to the extent necessary for a Party to enforce the terms of this Agreement, (d) by a Party or its Affiliates of information of the type that is customarily disclosed in connection with rating agency, investor, analyst and earnings call presentations, meetings and conference calls or customary announcements and communications in connection with the Debt Financing or (e) of the terms of this Agreement by either Party to its respective Representatives.

6.9              Party Marks. Notwithstanding anything to the contrary in this Agreement, following the Closing, PPLP, Oryx and the Company shall use commercially reasonable efforts to determine appropriate branding for the Company and its subsidiaries, and, to the extent mutually agreed among such parties, remove any legacy Marks that are inconsistent with such branding.

6.10         Divisive Merger Agreement Schedule Updates. The Plains Parties shall be entitled to amend the schedules attached to the forms of Divisive Merger Agreements attached hereto as Exhibit A-1 and Exhibit A-2 (a) with respect to changes thereto resulting from actions of the Plains Parents or their Affiliates taken in compliance with Section 6.1, (b) in order to include any immaterial omissions or correct any immaterial errors that come to the Knowledge of the Plains Parties after the Signing Date or (c) with the prior written consent of Oryx (which shall not be unreasonably withheld, delayed or conditioned).

6.11         Property Taxes. The Parties agree that all property and ad valorem Taxes for the Tax period that includes the Closing Date that relate to the assets held directly or indirectly by the Company or any subsidiary thereof following Closing shall be borne by the Company and shall not be the responsibility of the Plains Parents or Oryx.

6.12         Tax Treatment. PMLP, PPLP, Oryx and the Company acknowledge and agree that the Mergers shall be treated for U.S. federal income tax purposes as (a) a contribution by Oryx of the Oryx Permian Assets to the Company and (b) a contribution by PAA of all of the Plains Permian Assets, in each case, in exchange for equity interests in the Company in a transaction consistent with the requirements of Section 721(a) of the Code in accordance with Revenue Ruling 99-5, Situation 2, 1999-1 C.B. 434. Any payment made to Oryx or the Plains Parents pursuant to Section 3.5(e) shall be treated as (i) an adjustment to any cash treated as contributed by such Party in the Mergers, and (ii) to the extent permissible, a reimbursement of preformation expenditures pursuant to Treasury Regulation Section 1.707-4(d).

6.13          Allocation of Asset Value. The Parties have agreed to (a) the fair market value of the Company for U.S. federal income Tax purposes and (b) the allocation of the fair market value among the Oryx Permian Assets and the Plains Permian Assets in a manner consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder, in each case as set forth on Exhibit K. The Parties shall, and shall cause their Affiliates to, report consistently with such allocation in all applicable Tax Returns, and no Party shall take any position with respect to any Tax matter or in any Tax Return that is inconsistent with the allocation unless required to do so by a final determination as defined in Section 1313 of the Code; provided, however, that nothing in this Agreement shall prevent any Party from settling any proposed deficiency or adjustment from a Governmental Body arising from the allocation and no Party shall be required to litigate any proposed deficiency or adjustment from a Governmental Body arising from the allocation. The agreed allocation set forth in Exhibit K may be revised in a manner mutually agreed by the parties.

6.14         WARN Obligations. To the extent that any obligations under the WARN Act arise with respect to any loss of employment by any Transferred Employee as a result of PPLP’s or its Affiliate’s or the Company’s or its subsidiary’s action following the completion of the transactions contemplated by this Agreement, whether on or after the Closing (a “WARN Obligation”), PPLP shall be solely responsible for such WARN Obligation and any associated obligations; provided, however, that before, and as a condition precedent, to PPLP’s assuming such responsibility, Oryx shall, not later than five days prior to the Closing, provide to PPLP a complete and accurate list of all applicable employees of Oryx or its Affiliates experiencing an “employment loss” (as defined in the WARN Act) during the 90 days prior to the Closing, including for each such employment loss the type of loss, the date the loss occurred, and the site of such employment prior to such employment loss, it being understood that, following the Closing, the obligations or costs of the foregoing may be satisfied by the Company or its subsidiaries in the discretion of PPLP.

6.15          Financing Cooperation.

(a)           During the Interim Period, the Plains Parties shall use commercially reasonable efforts to provide, and shall use commercially reasonable efforts to cause their respective Representatives to provide, to Oryx and its Affiliates all cooperation reasonably requested in connection with obtaining, arranging, marketing and syndicating the Debt Financing, including using commercially reasonable efforts with respect to: (i) participation by senior management of the Plains Parties in not more than (x) two lender or investor meetings and (y) one ratings agency meeting for each ratings agency that is assigning a rating to the Debt Financing, in each case, at such times and locations as to be mutually agreed; (ii) delivering to Oryx and its Financing Sources, as promptly as reasonably practicable, such financial statements and financial, operational or other information or data relating to the Plains Parties or the Plains Permian Assets to the extent reasonably requested by Oryx in connection with the Debt Financing and customary with respect thereto, including the (A) Plains Audited Financial Statements and (B) the audited consolidated balance sheet and the related statement of income of the Plains Permian Assets as of and for the period ended December 31, 2021, to be delivered no later than April 30, 2022, unless Closing has occurred prior to April 30, 2022; and (iii) provide documentation and other information reasonably requested by Oryx or the Financing Sources as required under applicable “know-your-customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act and beneficial ownership regulations, which in any event shall be provided at least four Business Days prior to the Closing Date to the extent requested at least nine Business Days prior to the Closing Date. The Plains Parties shall deliver to Oryx and its Financing Sources, an unaudited consolidated balance sheet and summary of unaudited interim operating results for the Plains Permian Assets for each fiscal quarter that ends both (x) after April 1, 2021 and (y) at least 60 days prior to the Closing Date. Notwithstanding any other provision set forth herein, the Plains Parties agree that they will share customary projections contained within any budget related to the Company Parties, and that Oryx may share such customary projections with the Financing Sources identified in the Debt Commitment Letter (and that such Financing Sources may share such information with other potential Financing Sources in connection with any marketing efforts in connection with the Debt Financing). Notwithstanding the foregoing, such requested cooperation shall not (1) unreasonably interfere with the ongoing operations of the Plains Parties, (2) require the Plains Parties to pay any commitment or other similar fee or make any other payment or incur any other liability or obligation in connection with the Debt Financing, (3) require the Plains Parties to waive or amend any terms of this Agreement, any organizational documents of the Plains Parties or any other Contract to which any of them is a party, (4) require the Plains Parties to make any representation or warranty, (5) require the execution and delivery of, or require any action, liability or obligation of the Plains Parties under, any certificate, agreement, arrangement, document or instrument relating to the Debt Financing or (6) require any Person other than the obligors under the Debt Financing to issue any bank information memoranda or similar documents required in relation to the Debt Financing. The Plains Parties hereby consent to the reasonable use of the logos of the Plains Parties in connection with the Debt Financing; provided, that such logos are used solely in a manner that is not intended to, nor reasonably likely to, disparage the Plains Parties or impair the goodwill of the Plains Parties. In no event shall the Plains Parties or any of their respective Affiliates be in breach of this Agreement because of the failure by the Plains Parties to deliver, after use of its commercially reasonable efforts to do so, any financial or other information that is not currently readily available to the Plains Parties. The Plains Parties and their respective representatives shall be given a reasonable opportunity to review and comment, in advance, on any marketing documents and other materials that are to be presented or discussed prior to or during any meetings conducted in connection with the Debt Financing that relate to the Plains Parties or the Plains Permian Assets. To the extent that Oryx intends to include any forecasts in the marketing materials for the Debt Financing (other than budget projections for the Company Parties), Oryx shall include a disclaimer that such forecasts do not represent the views of the Plains Parties.

(b)           Notwithstanding anything to the contrary in this Agreement, a breach by the Plains Parties of its obligations under Section 6.15 shall not constitute a breach of this Agreement or a breach of the condition precedent set forth in Section 7.3(b) unless such breach is a material breach and would reasonably be expected to materially impair the availability of the Debt Financing.

(c)            None of the Plains Parties or any of their respective Representatives shall be required to take any action that would subject such Person to liability or to pay any fee, reimburse any expenses, give any indemnity or make any other payment or incur any other liability in connection with, or in anticipation of, the Debt Financing or their performance of their respective obligations under this Section 6.15 or any information utilized in connection therewith, in each case, that is not reimbursable by Oryx. Oryx shall indemnify and hold harmless the Plains Parties and their Affiliates and Representatives from and against any and all losses, liabilities, claims, damages, reasonable and documented out-of-pocket costs and reasonable and documented out-of-pocket expenses (including reasonable fees and expenses of counsel) suffered or incurred by them in connection with the arrangement of the Debt Financing and the performance of their respective obligations under this Section 6.15 and any information utilized in connection therewith (other than to the extent such loss, liability, claim, damage, cost or expense arises from the bad faith, gross negligence or willful misconduct of the Plains Parties, their Affiliates or any of their respective Representatives). Oryx shall, promptly upon written request of the Plains Parties, reimburse the Plains Parties or their Affiliates, as the case may be, for all reasonable and documented out-of-pocket costs and expenses incurred by the Plains Parties or their Affiliates (including those of its accountants, consultants, legal counsel, agents and other Representatives) in connection with the cooperation required by this Section 6.15.

6.16          Financing Efforts.

(a)           During the Interim Period, Oryx shall use its commercially reasonable efforts to take (or cause to be taken), all actions and do (or cause to be done), all things necessary, proper or advisable to maintain in effect, arrange and consummate the Debt Financing on or before the Closing Date on the terms described in the Debt Commitment Letter, including using commercially reasonable efforts to: (i) satisfy, or cause the satisfaction of, or obtain a waiver of, on a timely basis all conditions applicable to Oryx under the Debt Commitment Letter on or prior to the Closing Date; (ii) negotiate and enter into definitive agreements (to the extent not already entered into) with respect to the Debt Financing on the terms and subject to the conditions contemplated by the Debt Commitment Letter (including any “market flex” provisions of the Fee Letter) on or prior to the Closing Date; and (iii) consummate the Debt Financing at or prior to or substantially concurrently with Closing. Oryx shall not terminate any Debt Commitment Letter without the prior written consent of the Plains Parties if the available cash on hand of Oryx, together with any Substitute Financing Commitments or equity commitments, would not be sufficient to satisfy Oryx’s obligations under this Agreement and to consummate the transactions contemplated hereby (including the Oryx Refinancing and pay all other amounts pursuant to this Agreement and the other Transaction Documents or otherwise necessary to consummate the transactions contemplated thereby and hereby). Oryx shall not, without the prior written consent of Plains Parent, permit any amendment or modification to be made to, consent to any waiver of any provision or remedy of, or replace the Debt Commitment Letter or Fee Letter if such amendment, modification, waiver or replacement (x) reduces the aggregate amount of the Debt Financing (including by changing the amount of fees to be paid or original issue discount thereof) below the amount necessary to effectuate the Oryx Refinancing and pay all other amounts pursuant to this Agreement and the other Transaction Documents or otherwise necessary to consummate the transactions contemplated hereby and thereby, unless Oryx will otherwise have available cash sufficient to consummate the Oryx Refinancing and pay all other amounts pursuant to this Agreement and the other Transaction Documents, (y) imposes any new or additional condition to the Debt Financing, or otherwise amends, modifies or expands any condition to the Debt Financing, in each case in any manner that would materially delay, impede or prevent the funding of the Debt Financing or consummation of the Contemplated Transactions or (z) is of a type that is not described in the foregoing clause (x) or (y) and would otherwise be reasonably likely to make the funding of the Debt Financing less likely to occur. If all conditions to the Closing set forth in Section 7.1(a), Section 7.1(b), Section 7.2 and Section 7.3 shall have been previously satisfied or waived (other than any condition the failure of which to be satisfied is attributable, in whole or in part, to a breach by Oryx or any member of the Oryx Group of such Person’s representations, warranties, covenants or agreements contained herein and those conditions that by their terms are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), Oryx shall use its commercially reasonable efforts to cause the Financing Sources providing the Debt Financing to fund on or before the Closing Date (which, for the avoidance of doubt, shall include invoking its rights under the Debt Commitment Letter up to but excluding the initiation of any Proceedings against the Financing Sources). For the avoidance of doubt, subject to clauses (x), (y) and (z) above, nothing herein shall prevent Oryx from replacing or amending the Debt Commitment Letter in order to add lead arrangers, bookrunners, syndication agents or similar entities which had not executed the Debt Commitment Letter as of the date hereof and amend the economic or other arrangements among the existing and additional lenders, lead arrangers, bookrunners, syndication agents or similar entities, or to replace the commitment parties with new commitment parties if the addition of such additional parties does not reduce the aggregate net amount to be funded under the Debt Commitment Letter at the Closing as compared to the amount to be funded at the Closing under the Debt Commitment Letter as in effect on the date hereof. Oryx shall, upon execution of any amendment, modification, waiver or replacement of the Debt Commitment Letter, provide the same to the Plains Parties and at such time shall be deemed to have made the representations and warranties set forth in Section 5.17 with respect to the Debt Commitment Letter, as so amended, modified, waived or replaced (with each reference to “as of the date hereof” or similar phrasing to be deemed a reference to the date of such amendment, modification, waiver or replacement).

(b)               Oryx shall give Plains Parent prompt written notice (and in any event within two Business Days) (i) of any default or breach (or any event, fact, condition or circumstance that with or without notice, lapse of time or both, could reasonably be expected to give rise to any default or breach) that would reasonably be expected materially delay, impede or prevent the funding of the Debt Financing by any party to the Debt Financing of which Oryx becomes aware, and (ii) of the receipt of any written notice or other written communication from any Person with respect to any (A) actual or threatened default, breach, termination or repudiation by any party to the Debt Commitment Letter, Fee Letter or any other definitive document related to the Financing or (B) dispute or disagreement between or among any parties to the Debt Commitment Letter or Fee Letter or any other event or condition, in each case, which would cause or reasonably be expected to cause any condition to the Debt Financing to fail to be satisfied or funded on or prior to the Closing Date. In the event that any portion of the Debt Financing becomes unavailable, Oryx shall give Plains Parent prompt written notice thereof (and in any event within two Business Days) and shall use its commercially reasonable efforts to arrange and to obtain a Substitute Debt Financing as promptly as practicable following the occurrence of such event. Oryx shall deliver promptly (and in any event within two Business Days) to Plains Parent true, accurate and complete copies of all agreements (provided that any fee letter will be redacted in a customary manner) pursuant to which any such alternative sources of the Substitute Debt Financing shall have committed to provide any portion of the Debt Financing (the “Substitute Financing Commitments”). The terms of Sections 5.17(a) and 5.17(b), with respect to the Debt Financing and the Debt Commitment Letter, shall apply to the Substitute Debt Financing and the Substitute Financing Commitments, mutatis mutandis.

6.17          Financial Statement Assistance. Oryx shall, as promptly as practicable after the last day of the relevant period covered by any Required Oryx Financial Statement that occurs prior to the Closing Date, but in any event, no later than 30 days following the Closing Date, deliver to the Plains Parents, such Required Oryx Financial Statement; provided, however, that Oryx shall not be obligated to provide a Required Oryx Financial Statement with respect to a relevant period if the last day of such period covered thereby is (x) within 90 days of the Closing Date, with respect to audited Required Oryx Financial Statements, or (y) within 135 days of the Closing Date, with respect to unaudited Required Oryx Financial Statements. Oryx hereby consents to the inclusion or incorporation by reference of the Required Oryx Financial Statements in any registration statement, offering memorandum, report or other filing of the Plains Parents or any of their Affiliates as to which the Plains Parents or any of their Affiliates reasonably determines that such financial statements are required to be included or incorporated by reference to satisfy any rule or regulation of the S.E.C or to satisfy relevant disclosure obligations under the Securities Act or the Exchange Act. Oryx shall use its commercially reasonable efforts to cause the applicable independent accountants to consent to the inclusion or incorporation by reference of their respective audit opinions with respect to any of the Oryx Financial Statements or the audited Required Oryx Financial Statements in any such registration statement, report or other filing of the Plains Parent or their Affiliates, and Oryx shall use its commercially reasonable efforts to cause representation letters, in form and substance reasonably satisfactory to such applicable independent accountants, to be executed and delivered to such independent accountants in connection with obtaining any such consent from such independent accountants.

Article 7
CONDITIONS PRECEDENT

7.1           Conditions to Each Party’s Obligations to Consummate the Mergers. The respective obligation of each Party to consummate the Mergers is subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived jointly by the Parties, in whole or in part, to the extent permitted by applicable Law:

(a)              Regulatory Approval. Any waiting period (and any extension thereof) applicable to the Contemplated Transactions under the HSR Act shall have been terminated or shall have expired;

(b)              No Injunctions or Restraints. No Governmental Body having jurisdiction over any Party or over any of the constituent parties to the Mergers shall have issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Mergers and no Law shall have been adopted that makes consummation of the Mergers illegal or otherwise prohibited; and

(c)               Oryx Refinancing. The Oryx Refinancing shall occur or shall have occurred substantially contemporaneously with the Closing.

7.2          Conditions to Obligations of the Plains Parents and the Company to Consummate the Mergers. The respective obligations of the Plains Parties to consummate the Mergers is subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived by PPLP, in whole or in part, to the extent permitted by applicable Law:

(a)               Representations and Warranties of Middle Cadence. (i) The representations and warranties of Middle Cadence contained in Section 5.1 (Organization of Oryx), Section 5.2(a) (Organization of Oryx Group), Section 5.2(c) (Ownership and Interests), Section 5.7 (Brokerage Fees) and Section 5.12(c) (Tax Classification) shall be true and correct in all respects and (ii) all other representations and warranties of Middle Cadence contained in this Agreement shall be true and correct, except in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality” or “Oryx Material Adverse Effect”) have not had and would not be reasonably expected to have an Oryx Material Adverse Effect, with respect to each of clauses (i) and (ii), as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct only as of such date);

(b)               Performance of Obligations of Oryx. Oryx shall have performed, or complied with, in all material respects, all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing;

(c)               Compliance Certificate. The Plains Parents shall have received a certificate of Oryx signed by an executive officer of Oryx, dated the Closing Date, confirming that the conditions in Sections 7.2(a) and 7.2(b) have been satisfied; and

(d)               Closing Deliverables. All documents, instruments, certificates and other items required to be delivered, or actions required to be taken, in each case, at or prior to the Closing, pursuant to Section 3.3 shall have been so delivered or taken, as applicable.

7.3          Conditions to Obligations of Oryx to Consummate the Mergers. The obligations of Oryx to consummate the Mergers is subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived by Oryx, in whole or in part, to the extent permitted by applicable Law:

(a)               Representations and Warranties of the Plains Parents. (i) The representations and warranties of the Plains Parents contained in Section 4.1(a) (Organization of Plains Parties), Section 4.1(d) (Ownership and Interests of Plains Parties), Section 4.6 (Brokerage Fees), Section 4.11(c) (Tax Classification), shall be true and correct in all respects, (ii) all other representations and warranties of the Plains Parents contained in this Agreement shall be true and correct, except in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality” or “Plains Material Adverse Effect”) have not had and would not be reasonably expected to have a Plains Material Adverse Effect, with respect to each of clauses (i) and (ii), as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct only as of such date);

(b)               Performance of Obligations of Plains Parents. The Plains Parents shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by them under this Agreement at or prior to the Closing;

(c)              Financial Statements. Oryx shall have received the Plains Audited Financial Statements and such Plains Audited Financial Statements shall (i) include an unqualified opinion attached thereto and (ii) reflect a financial condition and results of operations of the Plains Permian Business, taken as a whole, that does not materially and negatively deviate from the financial condition and results of operations of the Plains Permian Business, taken as a whole, reflected in the Plains Financial Statements; provided, that none of the line items comprising (i) property and equipment and long-term assets, in the aggregate or (ii) long-term liabilities, in each case as reflected in the Plains Audited Financial Statements, shall materially and negatively deviate from the corresponding line items in the Plains Financial Statements;

(d)               Compliance Certificate. Oryx shall have received a certificate of the Plains Parents signed by an executive officer, general partner or other authorized signatory of the Plains Parents, dated the Closing Date, confirming that the conditions in Sections 7.3(a) through (c) have been satisfied; and

(e)               Closing Deliverables. All documents, instruments, certificates and other items required to be delivered, or actions required to be taken, in each case, at or prior to the Closing, pursuant to Section 3.2 and Section 3.4 shall have been so delivered or taken, as applicable.

Article 8
TERMINATION

8.1          Termination. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Effective Time only in accordance with the terms and conditions set forth on Exhibit L.

Article 9
MISCELLANEOUS

9.1           Survival.

(a)               Other than in the case of actual fraud, none of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) with respect thereto shall terminate at the Effective Time. Notwithstanding the foregoing, this Section 9.1 shall not limit any covenant or agreement of the Parties set forth in Section 2.2 (Effective Time and Effects of the Mergers), Section 2.3 (Effect of the Mergers on Equity Interests), Section 2.4 (Organizational Documents), Section 2.5 (Taking of Necessary Action; Further Action), Section 3.5 (Post-Closing Adjustment), Section 6.6 (Consents), Section 6.7 (Confidentiality Agreement), Section 6.9 (Party Marks), Section 6.11 (Property Taxes), Section 6.12 (Tax Treatment), Section 6.13 (Allocation of Asset Value), Section 6.15(c) (Financing Cooperation), Section 6.17 (Financial Statement Assistance) and Article 9 (Miscellaneous), including the defined terms used therein and any rules of construction applicable thereto, which covenants and agreements shall survive the Effective Time in accordance with their respective terms. Each of the Plains Parents and Middle Cadence acknowledges and agrees that, other than in the case of actual fraud and the immediately preceding sentence, from and after the Effective Time, each such Party and its Affiliates (and any Person claiming under, or in the name or right of, any such Person) will not have any right of indemnification, contribution, subrogation or reimbursement from, or any other remedy against, the Plains Parents, Middle Cadence, their respective Affiliates or their respective Representatives, in respect of the representations, warranties, covenants or other agreements contained in this Agreement or any certificate delivered in respect hereof or any schedule (including the Plains Disclosure Schedules and the Oryx Disclosure Schedules), certificate or other similar instrument delivered pursuant to this Agreement, regardless of applicable Law or the legal theory under which such remedy may be sought to be asserted, whether in contract or in tort or otherwise, or whether at law or in equity.

(b)               Notwithstanding any provision of this Agreement to the contrary, NO PARTY SHALL HAVE ANY LIABILITY UNDER THIS AGREEMENT TO ANY OTHER PARTY, AS THE CASE MAY BE, FOR, AND EACH PARTY HEREBY RELEASES THE OTHER PARTIES FROM, ANY EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES (INCLUDING LOST PROFITS, DIMINUTION IN VALUE, LOSS OF PRODUCTION OR OTHER DAMAGES ATTRIBUTABLE TO BUSINESS INTERRUPTION) ARISING IN CONNECTION WITH THIS AGREEMENT OR THE PERFORMANCE OF ANY DUTIES OR OBLIGATIONS HEREUNDER.

9.2           Disclosure Schedules. Certain information set forth in the Plains Disclosure Schedules and the Oryx Disclosure Schedules is included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Plains Disclosure Schedules or Oryx Disclosure Schedules, as applicable, is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Plains Disclosure Schedules or the Oryx Disclosure Schedules in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Plains Disclosure Schedules or the Oryx Disclosure Schedules is or is not material for purposes of this Agreement. Inclusion of any item in the Plains Disclosure Schedules or the Oryx Disclosure Schedules, as applicable, shall be deemed to be a disclosure of such item on any other Schedule to the Plains Disclosure Schedules or Oryx Disclosure Schedules, as applicable, to which such disclosure’s applicability to such other Schedule(s) to the Plains Disclosure Schedules or Oryx Disclosure Schedules is readily apparent on the face of such disclosure.

9.3           Notices. All notices, requests, demands, and other communications required or permitted to be given or made hereunder by a Party (each a “Notice”) shall be sufficient and deemed delivered if in writing, as follows (a) by personally delivering the Notice to the Party entitled to receive it; (b) by Federal Express or any other reputable overnight carrier, in which case the Notice shall be deemed to be given as of the date it is delivered; or (c) by electronic mail, upon the sender’s receipt of an acknowledgment from the intended recipient (such as the “return receipt requested” function, as available, return email or other written acknowledgement) to a Party at the electronic mail address set forth below (or at such other address as such Party shall designate by like notice). All Notices shall be addressed as follows (or to such other address as such Party shall designate by like Notice):

If to Middle Cadence, Oryx, Oryx Wink Marketing, Oryx Permian Marketing or Oryx Holdings:

Oryx Midstream Holdings LLC

4000 N. Big Spring Street, Ste. 500

Midland, Texas 79705

Attention: Karl R. Pfluger

Email: Karl@oryxmidstream.com

If to the Plains Parties or the Company Parties:

Plains Pipeline, L.P.
333 Clay Street, Suite 1600
Houston, Texas 77002
Attn: James Pinchback, Vice President
Email: jhpinchback@paalp.com

with a copy to (which shall not constitute notice):

Plains Marketing, L.P.
333 Clay Street, Suite 1600
Houston, Texas 77002
Attn: Law Department
Email: Legal_Notices@paalp.com

Any Party may specify a different address by written notice to the other Parties. The change of address shall be effective upon the other Parties’ receipt of the notice of the change of address.

9.4           Entire Agreement. This Agreement, the exhibits and schedules attached hereto, the other Transaction Documents and the other documents and agreements to be delivered hereunder and thereunder and incorporated by reference herein, constitute the full and entire understanding and agreement between the Parties with respect to the subject matter hereof and thereof, and there are no prior or contemporaneous agreements, understandings, representations or warranties among the Parties, oral or written, other than those set forth or referred to herein or therein.

9.5           Amendment and Waiver.

(a)               No modifications, amendments or supplements to this Agreement or the defined terms incorporated by reference into this Agreement, whether by course of conduct or otherwise, shall be valid and binding unless set forth in a written agreement executed and delivered by PPLP and Middle Cadence. Notwithstanding the foregoing, this Section 9.5, Section 9.6 (Binding Effect; Assignment; No Third Party Benefit), Section 9.8 (Governing Law; Consent to Jurisdiction; Waiver of Jury Trial) and Section 9.15 (Liability to Financing Sources) (or any related definitions or provisions solely as they are used in such Sections) may not be amended, supplemented, waived or otherwise modified in a manner adverse to the Financing Sources, without the prior written consent of the Financing Sources party to the Debt Commitment Letter.

(b)               The terms and provisions of this Agreement may be waived, or consent for the departure therefrom may be granted, only by a written document executed by the Parties. If all Parties are entitled to the benefits of the terms or provisions to be waived, such waiver may only be granted upon approval by all Parties. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent. No failure or delay by a Party to exercise any right, power or remedy under this Agreement, and no course of dealing among the Parties, shall operate as a waiver of any such right, power or remedy of a Party. No single or partial exercise of any right, power or remedy under this Agreement by a Party, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude the Party from any other or further exercise thereof or the exercise of any other right, power or remedy under this Agreement. The election of any remedy by a Party shall not constitute a waiver of the right of the Party to pursue other available remedies.

9.6           Binding Effect; Assignment; No Third Party Benefit. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. Neither this Agreement nor any of the rights, interests, or obligations hereunder may otherwise be assigned by any Party without the prior written consent of the other Parties. Nothing in this Agreement is intended to or shall confer upon any Person other than the Parties and their successors and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement, except that the Financing Sources and the Financing Related Parties shall be express third party beneficiaries of, and shall have the right to enforce, Section 9.5 (Amendment and Waiver), this Section 9.6, Section 9.8 (Governing Law; Consent to Jurisdiction; Waiver of Jury Trial) and Section 9.15 (Liability to Financing Sources).

9.7           Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable under present or future Laws, such provision shall be fully severable; the validity, legality or enforceability of the other provisions of this Agreement shall not be affected thereby; and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

9.8           Governing Law; Consent To Jurisdiction; Waiver of Jury Trial.

(a)               This Agreement and all disputes and controversies arising out of or relating to this Agreement, THE DEBT FINANCING or the transactions contemplated hereby OR THEREBY, including the interpretation or validity of its provisions, the performance or enforcement of its terms, or a breach hereof, whether in contract, tort, equity or otherwise, shall be governed by and construed in accordance with the Laws of the State of Texas without giving effect to any choice of Law or conflict of Law rules or provisions that would cause the application of the Laws of any jurisdiction other than the State of Texas; provided, however, that notwithstanding anything in this Agreement to the contrary, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any Financing Source in any way relating to this Agreement and any right or obligation with respect to any Financing Source in connection with the Debt Financing or the Debt Commitment Letter shall be interpreted and construed in accordance with the laws of the State of New York, without giving effect to principles or rules or conflict of laws to the extent such principles or rules would require or permit the applicable of laws of another jurisdiction.

(b)               THE PARTIES HERETO VOLUNTARILY AND IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA IN HARRIS COUNTY, TEXAS, AND EACH PARTY HERETO IRREVOCABLY AGREES THAT ALL CLAIMS ARISING OUT OF THIS AGREEMENT SHALL BE HEARD AND DETERMINED IN SUCH COURTS. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH CLAIM BROUGHT IN SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH CLAIM. EACH PARTY HERETO AGREES THAT A JUDGMENT IN ANY SUCH CLAIM MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(c)               NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, EACH OF THE PARTIES HERETO AGREES THAT IT WILL NOT BRING OR SUPPORT (OR PERMIT ANY OF THEIR AFFILIATES OR REPRESENTATIVES TO BRING OR SUPPORT) ANY CLAIM OR CAUSE OF ACTION (WHETHER IN CONTRACT, TORT OR OTHERWISE), AGAINST ANY FINANCING SOURCE OR ANY FINANCING RELATED PARTY IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO THE DEBT COMMITMENT LETTER OR THE DEBT FINANCING, IN ANY FORUM OTHER THAN ANY FEDERAL COURT IN THE BOROUGH OF MANHATTAN, NEW YORK, NEW YORK AND ANY APPELLATE COURT THEREOF, AND EACH PARTY WAIVES ANY OBJECTION WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH ACTION, SUIT OR PROCEEDING, AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH ACTION, SUIT OR PROCEEDING.

(d)               EACH PARTY HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF, CONNECTED WITH OR RELATING IN ANY WAY TO THE COMPANY’S BUSINESS, THIS AGREEMENT, THE DEBT FINANCING, THE DEBT COMMITMENT LETTER OR THE OBLIGATIONS OF THE PARTIES HEREUNDER.

9.9           Expenses. Except as otherwise expressly provided in this Agreement, each Party shall pay all of its respective out of pocket costs and expenses incurred in anticipation of, relating to or in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. The reasonable costs and expenses of the Oryx Wind Up (other than any such costs and expenses contemplated by the Employee Matters Agreement), whether incurred prior to or during the 365-day period following the Closing, shall be satisfied by the Company or its subsidiaries, whether directly, pursuant to reimbursement or otherwise, following the Closing to the extent such costs and expenses are set forth on Schedule 9.9 of the Oryx Disclosure Schedules. In the event the Mergers shall not have been consummated by the Outside Date as a direct result of the failure of the Plains Parties to deliver the Plains Audited Financial Statements on or before the date that is 15 Business Days prior to the Outside Date, PPLP shall be responsible for 65%, and Oryx shall be responsible for 35%, of all ticking fees incurred after the Outside Date due to such delay pursuant to any Debt Financing by Oryx.

9.10         Transfer Taxes. The Parties do not anticipate that the transactions contemplated by this Agreement will result in any transfer, documentary, sales, use, stamp, registration, value added or other similar taxes and fees (“Transfer Taxes”). In the event any such Transfer Taxes are imposed with respect to the transactions described in this Agreement, (i) the Company shall be responsible for the payment of all such Transfer Taxes, if any, and (ii) the Parties shall cooperate to minimize or eliminate any such Transfer Taxes.

9.11         Further Assurances. From time to time following the Closing, at the request of any Party and without further consideration, the other Parties shall execute and deliver to such requesting Party such instruments and documents and take such other action (but without incurring any material financial obligation) as such requesting Party may reasonably request to consummate more fully and effectively the transactions contemplated hereby.

9.12        Specific Performance. Each Party hereby acknowledges and agrees that the rights of each Party to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, if any Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Parties may be without an adequate remedy at Law. If any Party violates or fails or refuses to perform any covenant or agreement made by such Party herein, the non-breaching Parties that are not Affiliates of such breaching Party, subject to the terms hereof and in addition to any remedy at Law for damages or other relief permitted under this Agreement, may (at any time prior to the valid termination of this Agreement pursuant to Article 8) institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief, without the necessity of proving actual damages or posting of a bond.

9.13        Waiver of Punitive and Other Damages. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY FOR ANY EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES, LOSS OF FUTURE REVENUE OR INCOME, LOSS OF BUSINESS REPUTATION OR OPPORTUNITY RELATING TO THE BREACH OR ALLEGED BREACH OF THIS AGREEMENT, OR DIMINUTION OF VALUE OR ANY DAMAGES BASED ON ANY TYPE OF MULTIPLE.

9.14         Counterparts. This Agreement may be executed in two or more counterparts, any one of which counterparts need not contain the signatures of more than one Party, each one of which counterparts constitutes an original, and all of which counterparts taken together constitute one and the same instrument. A signature delivered by facsimile or other electronic transmission (including e-mail) will be considered an original signature.

9.15        Liability to Financing Sources. Notwithstanding anything herein to the contrary, the Plains Parents and their respective Affiliates and Representatives shall not have any claim against any Financing Source or any Financing Related Party nor shall any Financing Source or any Financing Related Parties have any liability whatsoever to any Plains Parent or any of their respective Affiliates and Representatives, in connection with the Debt Financing, the Debt Commitment Letter or in any way relating to this Agreement or any of the transactions or services contemplated thereby or hereby, whether at law, in equity, in contract, in tort or otherwise.

[Signature Page Immediately Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement, or caused this Agreement to be executed by their duly authorized representatives, all as of the day and year first above written.

“PPLP”

PLAINS PIPELINE, L.P.

By: Plains GP LLC, its general partner

By:	/s/ Jeremy L. Goebel
Name: Jeremy L. Goebel
Title: Executive Vice President and Chief Commercial Officer

“PMLP”

PLAINS MARKETING, L.P.

By: Plains GP LLC, its general partner

By:	/s/ Jeremy L. Goebel
Name: Jeremy L. Goebel
Title: Executive Vice President and Chief Commercial Officer

[Signature Page to Merger Agreement]

“oryx”

ORYX MIDSTREAM HOLDINGS LLC

By:	/s/ Brett R. Wiggs
Name: Brett R. Wiggs
Title: Chief Executive Officer

“Oryx Holdings”

POP HOLDCO LLC

By:	/s/ Brett R. Wiggs
Name: Brett R. Wiggs
Title: Chief Executive Officer

“ORYX WINK MARKETING”

ORYX WINK OIL MARKETING LLC

By:	/s/ Kent McAlister
Name: Kent McAlister
Title: Senior Vice President, Marketing

“ORYX PERMIAN MARKETING”

ORYX PERMIAN OIL MARKETING LLC

By:	/s/ Kent McAlister
Name: Kent McAlister
Title: Senior Vice President, Marketing

[Signature Page to Merger Agreement]

“COMPANY”

PLAINS ORYX PERMIAN BASIN LLC

By:	/s/ Jeremy L. Goebel
Name: Jeremy L. Goebel
Title: Executive Vice President

“POPB MARKETING”

Plains Oryx Permian BASIN Marketing LLC

By:	/s/ Jeremy L. Goebel
Name: Jeremy L. Goebel
Title: Executive Vice President

“POPB pipeline”

Plains Oryx Permian BASIN PIPELINE LLC

By:	/s/ Jeremy L. Goebel
Name: Jeremy L. Goebel
Title: Executive Vice President

[Signature Page to Merger Agreement]

“Middle cadence”

middle cadence holdings llc

By:	/s/ Karl R. Pfluger
Name: Karl R. Pfluger
Title: President

[Signature Page to Merger Agreement]

Exhibit C-1

MATERIAL TERMS OF company llc agreement

Category	Overview
Governance Overview

•      Company to be managed by 5 member Board (3 PPLP and 2 Oryx Holdings representatives)

•      Board Voting: by percentage interest

•      Board Approval: certain customary supermajority (75%) and unanimous items, and all other Board decisions controlled by PPLP as majority owner

•      Joint Operating Committee: to consist of personnel of Oryx Holdings and PPLP or their affiliates and to provide oversight of and have approval rights (some require supermajority and others controlled by PPLP as majority owner) over certain material operational matters

•      PPLP as operator or PMLP as marketing manager will generally be delegated the authority to run the business subject to applicable Board and Joint Operating Committee approval rights

Distributions of Available Cash

•      Available Cash generally equal to cash on hand at end of quarter less specified categories of reserves

•      Distributions to be made quarterly, subject to the Modified Sharing Agreement Structure (“MSA”) detailed in the chart below and subject to quarterly and annual true up mechanics

•      MSA terminates after 10 years (unless terminated earlier upon extended default by Oryx Holdings or notice by Oryx Holdings) and cash flows are then distributed based on relative percentage interests

•      Figures in the following chart are annualized and Tiers 3 and 4 will adjust if the relative ownership interest of the parties changes from 65/35. The Post MSA Term JV Equity percentages reflected below will adjust in the event either member is diluted:

Modified Sharing Agreement Structure Summary
MSA Term			up to 10 Years
Post MSA Term JV Equity			65% (PPLP) / 35% (Oryx Holdings)
Modified Sharing Agreement Structure Summary (annualized)
		Distribution
Tier	Available Cash Tier ($mm)	PPLP	Oryx Holdings
Tier 1	Up to $300	50%	50%
Tier 2	$300 - $428	100%	0%
Tier 3	$428 - $815	65%	35%
Tier 4	$815 and above	70%	30%
AMI

•      Members and their affiliates (subject to certain exclusions) are restricted from developing, acquiring or owning any assets related to gathering and marketing crude oil and condensate in the Permian Basin, subject to certain exceptions

•      Members are not restricted from investing in or purchasing a business not primarily engaged in gathering and marketing of crude oil and condensate in the Permian Basin but must offer any acquired Permian Basin gathering and marketing assets to the Company. If the Company declines, such member may retain assets and connect them to the Company assets

•      If a member desires to pursue an in-basin gathering or marketing acquisition, such member must first present the opportunity to the Company. If the Company declines, the member may pursue on its own until 300% payout (then asset reverts to the Company)

•      AMI does not apply to long-haul pipelines beginning at the outbound flange of certain in-basin storage hubs

Downstream Opportunities	• For 7 years, the Company will have certain limited investment rights with respect to material downstream projects pursued by either member
Transfer, Right of First Opportunity and Tag-along Rights

•      In general, each member will be free to transfer all, but not less than all, of its respective interest in the Company, however under certain circumstances and subject to certain limitations, (1) if Oryx Holdings desires to transfer its interest, is subject to a permitted foreclosure by certain lenders or is anticipated to be the subject of a change of control, PPLP will have the right to make an offer and negotiate to acquire Oryx Holdings’ interest, and (2) if PPLP desires to transfer its interest or undergoes a change of control, Oryx Holdings will have certain tag-along rights